UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.__)

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FPIC Insurance Group, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FPIC INSURANCE GROUP, INC.
225 Water Street, Suite 1400
Jacksonville, Florida 32202

Notice of Annual Meeting of Shareholders

April 13, 2007

Dear Shareholder:

You are invited to join us at our annual meeting of shareholders to be held on Thursday, May 31, 2007, at 10:30 a.m., eastern time, at the Omni Hotel, 245 Water Street, Jacksonville, Florida.

The annual meeting will include a report on our operations, followed by discussion and voting on the following matters:

1.	Election of four directors to serve until their terms expire.
2.	Approval of the adoption of the FPIC Insurance Group, Inc. 2007 Senior Executive Annual Incentive Plan.
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for 2007.
At the annual meeting we will also transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

The Board of Directors has set April 2, 2007, as the record date for the meeting. This means that shareholders at the close of business on that date are entitled to receive this notice of the meeting and to vote at the meeting. Please see the Questions and Answers About the Meeting and Voting section beginning on page 1 of the attached Proxy Statement for further information.

A list of our shareholders of record as of the record date will be available for inspection by any shareholder at the meeting and for a period of ten days prior to the meeting and continuing through the meeting at our principal executive offices.

Your vote is important. Please read the attached Proxy Statement carefully and submit your proxy as soon as possible. You have a choice of submitting your proxy via the Internet, by telephone, or by completing and returning by mail the enclosed proxy card.

Jacksonville, Florida	Very truly yours,
April 13, 2007
/s/ John R. Byers
John R. Byers
President and Chief Executive Officer

/s/ T. Malcolm Graham
T. Malcolm Graham
Secretary

i

FPIC INSURANCE GROUP, INC.
225 Water Street, Suite 1400
Jacksonville, Florida 32202

April 13, 2007

Proxy Statement
Annual Meeting Of Shareholders
To Be Held May 31, 2007

The Board of Directors of FPIC Insurance Group, Inc. (which we refer to as “the Company,” “FPIC,” “us,” “we,” or “our”) is furnishing you this Proxy Statement to solicit your proxy to be voted at our 2007 annual meeting of shareholders.

The meeting will be held Thursday, May 31, 2007, at the Omni Hotel, 245 Water Street, Jacksonville, Florida, at 10:30 a.m., eastern time. Your proxy may also be voted at any adjournments or postponements of the meeting.

Our annual report to shareholders for 2006, this Proxy Statement, and the accompanying form of proxy are being distributed on or about April 13, 2007 to shareholders entitled to vote.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

Only holders of record of shares of common stock at the close of business on April 2, 2007 are entitled to vote at the meeting or at adjournments or postponements of the meeting. Each holder of record on the record date is entitled to one vote for each share of common stock held. At the close of business on April 2, 2007, we had 9,742,908 shares of common stock issued and outstanding.

Questions and Answers about the Meeting and Voting

What is a proxy?

A proxy is your legal designation of another person to vote shares you own. If you designate someone as your proxy in a written document, that document is called a proxy or a proxy card. The enclosed proxy card names two of our officers as proxies for the 2007 annual meeting of shareholders. These two officers are Pamela Deyo Harvey, Vice President and Controller, and Becky A. Thackery, Vice President and Director of Internal Audit.

What is a proxy statement?

A proxy statement is a document that the federal securities laws and regulations require us to give you when we ask you to sign a proxy card designating proxies to vote on your behalf. This Proxy Statement is being distributed on or about April 13, 2007 to shareholders entitled to vote.

What different methods can I use to vote?

You may vote:

—	by telephone;
—	over the Internet;
—	by mail; or
—	in person at the annual meeting.

Even if you plan to attend the annual meeting, you may vote by telephone, over the Internet or by mail. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation.

If you vote over the Internet or by telephone, you should not return your proxy card.

How do I vote if my shares are held in my name?

Voting by telephone

Voting by telephone is simple and fast. Call the toll-free telephone number on your proxy card and voting instruction form and listen for further directions. In order to respond to the questions, you must have a touch-tone phone and need to have your proxy card and voting instruction form in hand. This vote will be counted immediately, and there is no need to send in your proxy card.

Voting over the Internet

Voting over the Internet is also easy and fast. Read your proxy card and voting instruction form and follow the directions. This vote will be counted immediately, and there is no need to send in your proxy card.

Voting by mail

If you are a shareholder of record, you can save us expense by voting by telephone or over the Internet. Alternatively, you can vote by mail by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided.

Voting in person at the meeting

If you plan to attend the annual meeting, you can vote in person. To vote in person at the annual meeting, you will need to bring proper personal identification and evidence of your share ownership with you to the annual meeting.

What is the difference between a shareholder of record and a shareholder who holds shares in “street name?”

If your shares are registered in your name, you are a shareholder of record.

If your shares are in the name of your broker or bank or other nominee, your shares are held in “street name.”

How do I vote if my shares are held in street name?

Voting by mail, telephone or the Internet

If your shares are held in street name, you should vote your shares using the method directed by your broker, bank or other nominee. A large number of banks and brokerage firms are participating in online voting programs. These programs provide eligible street name shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in such programs.

Voting by person at the meeting

If you plan to attend the annual meeting and to vote in person, you should contact your broker, bank or other nominee to obtain a broker’s proxy and bring it, together with proper personal identification and your account statement or other evidence of your share ownership, with you to the annual meeting.

How do I vote shares held in the FPIC Insurance Group, Inc. Defined Contribution Plan?

If you are a participant in our Defined Contribution Plan (“401(k) Plan”) and you own shares of FPIC common stock through the 401(k) Plan, we will send you a voting instruction form for all shares of FPIC common stock you own through the 401(k) Plan. If you do not provide voting instructions for such shares, those shares will be voted by the trustee in the same proportion as the shares for which other participants have timely provided voting instructions.

What is the record date and what does it mean?

The record date for the 2007 annual meeting of shareholders is April 2, 2007. The Board of Directors, as required by law, has established the record date. Each holder of FPIC common stock at the close of business on the record date is entitled:

—	to receive notice of the meeting; and
—	to vote one vote for each share of FPIC common stock held on the record date at the meeting and at any adjournments or postponements of the meeting.

How many shares can be voted and what is a quorum?

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the annual meeting. As of the close of business on the record date, there were 9,742,908 shares of FPIC common stock outstanding and approximately 1,800 holders of record. The attendance by proxy or in person of, or voting by telephone or over the Internet by, holders of a majority of the shares of FPIC common stock entitled to vote at the annual meeting, or 4,871,455 shares of FPIC common stock, will constitute a quorum to hold the annual meeting. If you grant your proxy, your shares will be considered part of the quorum.

How can I change my vote after I return my proxy card or vote by telephone or over the Internet?

You can revoke a proxy and change your vote at any time before the final vote at the annual meeting by any one of the following actions:

—	giving written notice to our Secretary;
—	delivering a later-dated proxy;
—	subsequently voting by telephone or over the Internet; or
—	voting in person at the meeting.

If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Who counts the votes?

We have retained Automatic Data Processing, Inc. to tabulate the proxies. T. Malcolm Graham, Secretary of the Company, has been designated as the inspector of elections for the 2007 annual meeting of shareholders to certify the results of voting.

What are your voting choices when voting for nominees for director standing for election?

In voting on the election of the four nominees for director to serve until their terms expire, you may vote in one of the following ways:

—	in favor of all nominees;
—	withhold votes as to all nominees; or
—	withhold votes as to specific nominees.

What vote is needed to elect directors?

Directors will be elected by a plurality of the votes cast by the shareholders voting at the meeting. A plurality of the votes, as distinguished from a majority, is the greatest number of votes cast by those voting. Non-voted shares and shares the votes of which are withheld will not affect the outcome of the election of directors. The Board of Directors recommends a vote FOR each of the nominees.

What vote is needed to approve the adoption of the FPIC Insurance Group, Inc. 2007 Senior Executive Annual Incentive Plan?

Approval of the adoption of the FPIC Insurance Group, Inc. 2007 Senior Executive Annual Incentive Plan requires that the number of votes cast at the meeting in favor of the proposal exceed the number of votes cast against. Because abstentions and broker non-votes are not considered to be “votes cast,” they will have no legal effect on the voting for the proposal. The Board of Directors recommends a vote FOR the adoption of the FPIC Insurance Group, Inc. 2007 Senior Executive Annual Incentive Plan.

What vote is needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2007?

Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2007 requires that the number of votes cast at the meeting in favor of the proposal exceed the number of votes cast against. Because abstentions and broker non-votes are not considered to be “votes cast,” they will have no legal effect on the voting for the proposal. The Board of Directors recommends a vote FOR ratification of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2007.

What if a shareholder does not specify a choice for a matter when returning a proxy card?

If you return your proxy card with no votes marked, your shares will be voted FOR each of the proposals and in accordance with the best judgment of the persons appointed in the accompanying proxy with respect to any other matters properly brought before the annual meeting.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will be counted as present for quorum purposes but otherwise will have no effect on the matters voted upon at the meeting.

Where can I find the results of voting at the annual meeting?

We will announce the preliminary voting results at the meeting. We will publish the final voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2007 filed with the United States Securities and Exchange Commission (“SEC”).

Proposal 1
Election of Directors

We have a classified Board of Directors, with three classes of directors. Members of each class hold office for three-year terms, and the terms of the classes are staggered so that the term of one class terminates each year. The Board of Directors has fixed the number of directors at 11.

Four directors are to be elected at the 2007 annual meeting of shareholders to hold office until 2010 or until their successors are elected and qualified. The Nominating Committee of our Board of Directors has nominated for re-election the four incumbent directors whose current terms of office expire at the annual meeting: John K. Anderson, Jr., M. C. Harden, III, John G. Rich, and Joan D. Ruffier. Each of the nominees has consented to stand for election. If, for any reason, any of the nominees is not a candidate when the election occurs, the enclosed proxy may be voted for a substitute nominee. The Board of Directors does not anticipate that any nominee will not be a candidate.

None of our directors, including the nominees, is related to any other nominee or director, or to any of our executive officers, by blood, marriage or adoption. Further information regarding our directors is set forth below.

Nominees for Election - Terms Expiring in 2007

John K. Anderson, Jr., 58, is managing partner of Bott-Anderson Partners, Inc. (“Bott-Anderson”), an investment consulting firm headquartered in Ponte Vedra Beach, Florida, and a principal of Heritage Capital Group, Inc. (“Heritage Capital”), a middle market investment banking firm headquartered in Jacksonville, Florida. Prior to joining Heritage Capital in July 2002 and Bott-Anderson in April 2003, Mr. Anderson was executive vice president, treasurer, chief financial officer and secretary of American Heritage Life Investment Corporation (“American Heritage”), a life insurance company headquartered in Jacksonville, Florida, wholly owned by The Allstate Corporation. From 1993 until he joined American Heritage in January 1996, Mr. Anderson served as chief executive officer of E.G. Baldwin & Associates, Inc., a regional distributor of medical imaging products and services to hospitals and other medical providers based in Cleveland, Ohio. Prior to that, he was president and chief executive officer of Capitol American Life Insurance Company based in Cleveland, Ohio, and before that executive vice president and chief financial officer of Baptist Health Systems, Inc., in Jacksonville, Florida. Mr. Anderson is also chairman of the Board of Directors of Baptist Medical Center Beaches in Jacksonville Beach, Florida. Mr. Anderson is a former certified public accountant, a registered financial principal and a chartered life underwriter. Mr. Anderson has served as a director of the Company since 2001.

M. C. Harden, III, 54, has served as chairman of the board, president and chief executive officer of Harden & Associates, Inc. (“Harden & Associates”), an insurance broker and risk management and employee benefits consultant located in Jacksonville, Florida, since 1976. Mr. Harden also serves on a number of community and corporate boards, including the board of directors of Baptist Health System, Inc. Mr. Harden formerly served as past chair of the Jacksonville Regional Chamber of Commerce. Mr. Harden also served as chairman of the Jacksonville Economic Development Commission from 2003 to 2007. Mr. Harden has served as a director of the Company since 2001.

John G. Rich, 51, was appointed a director of the Company by the Board of Directors in November 2003 and was elected by the shareholders to the Board of Directors in 2004. Mr. Rich’s original appointment and election to the Board of Directors was recommended by Joseph Stilwell, a shareholder of the Company. There is no arrangement or understanding between the Company or Mr. Rich and any person, including Mr. Stilwell or any of his affiliates, with respect to Mr. Rich’s nomination for re-election as a director at the annual meeting of shareholders or his service on the Board of Directors after his re-election. Mr. Rich is a partner of Rich & Intelisano, LLP in New York, New York, a law firm specializing in securities and commodities litigation and arbitration. Mr. Rich has practiced law in New York since 1982.

Joan D. Ruffier, 67, currently serves on various state and community boards, including the University of Florida Foundation, where she served as president from 1998 until 2000, the University of Central Florida Foundation, and Shands Healthcare. Ms. Ruffier formerly served on the Board of Overseers of Rollins College. Ms. Ruffier has also served on various corporate boards, including Florida Progress Corporation and its subsidiary, Florida Power Corporation, the Federal Reserve Bank of Atlanta and SunTrust Bank, Orlando. Ms. Ruffier was general partner of Sunshine Cafes, located in Jacksonville, Florida and Orlando, Florida, from 1987 until 1998. Before joining Sunshine Cafes, Ms. Ruffier was a certified public accountant with Colley, Trumbower & Howell in Orlando, Florida, from 1982 until 1986. Ms. Ruffier has served as a director of the Company since 2002.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

Incumbent Directors Whose Terms Expire in 2008

Kenneth M. Kirschner, 64, is a member of the law firm of Kirschner & Legler, P.A. ("Kirschner & Legler"), and counsel to the law firm of Smith, Gambrell & Russell, LLP. From 1998 until the formation of Kirschner & Legler in 2001, Mr. Kirschner was a partner in the Jacksonville office of the law firm of Holland & Knight LLP and, subsequently, of counsel to the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (“LeBoeuf”). Prior to 1998, Mr. Kirschner was a shareholder of Kirschner, Main, Graham, Tanner & Demont, P.A., a Jacksonville, Florida, law firm. As an attorney, Mr. Kirschner specializes in corporate and corporate governance matters, finance, and mergers and acquisitions. Mr. Kirschner served as General Counsel of the Company from January 2006 until March 2007. He has served as a director of the Company since 2002 and is currently Vice Chairman of the Board of Directors.

Guy T. Selander, M.D., 71, is a family physician engaged in private practice in Jacksonville, Florida. Dr. Selander has practiced medicine since 1964. Dr. Selander also serves as chairman of the board of directors and a trustee of Memorial Hospital and as a trustee of Brooks Health Systems, both located in Jacksonville, Florida. Dr. Selander is also a past president of the Florida Medical Association (“FMA”), the Duval County Medical Society and the Florida Academy of Family Physicians. He has been a delegate to the American Medical Association (“AMA”) and the American Academy of Family Physicians. Dr. Selander has served as a director of the Company since its formation in 1996 and served as Vice Chairman of the Board of Directors of the Company from 1997 to 1999. He also served as a director of the Company’s First Professionals Insurance Company, Inc. subsidiary (“First Professionals”) from 1989 to 2006 and as its Chairman from 2000 to 2006.

David M. Shapiro, M.D., 53, served as the senior vice president of Medical Affairs for Surgis, Inc. (“Surgis”) until its sale in 2006. Prior to joining Surgis in 2000, Dr. Shapiro engaged in the private practice of anesthesiology in Fort Myers, Florida. Dr. Shapiro is immediate past president of the American Association of Ambulatory Surgery Centers. He is a member of the AMA’s Council on Long Range Planning and Development. Dr. Shapiro holds designations as both a Certified Professional in Healthcare Risk Management (CHPRM) from the American Hospital Association and as Certified in Healthcare Compliance (CHC) from the Healthcare Compliance Certification Board. Dr. Shapiro has served as a director of the Company since 1996 and served as Vice Chairman of the Board of Directors of the Company from 1999 to 2005. Dr. Shapiro also served as a director of First Professionals from 1996 to 2006 and currently serves on its Advisory Board.

Incumbent Directors Whose Terms Expire in 2009

Richard J. Bagby, M.D., 66, is engaged in the private practice of diagnostic radiology and nuclear medicine in Orlando, Florida. Dr. Bagby has practiced medicine since 1972. In 2000, Dr. Bagby joined Boston Diagnostic Imaging Centers and Open MRI of Sanford as its medical director. Dr. Bagby is a past president of the FMA and has served as a director of the Company since its formation in 1996. Dr. Bagby also served as a director of First Professionals from 1993 until 2006 and currently serves as chairman of its Advisory Board.

Robert O. Baratta, M.D., 66, is chairman and chief executive officer of Ascent Health Care Advisors, L.L.C. (“Ascent”), an ambulatory surgery center development and management company. Prior to joining Ascent in 2004, Dr. Baratta was president, chief executive officer and vice chairman of the Board of Directors of Ecosphere Technologies, Inc., formerly known as UltraStrip Systems, Inc. (“Ecosphere”), an environmentally protective marine industrial company. Prior to joining Ecosphere in 2001, Dr. Baratta engaged in the private practice of ophthalmology in Stuart, Florida, where he served as president and chairman of the Board of Directors of Stuart Eye Institute. Dr. Baratta began practicing medicine in 1973. He has served as a director of the Company since its formation in 1996 and has served as Chairman of the Board of Directors since 1999. Dr. Baratta also served as a director of First Professionals from 1993 to 2000.

John R. Byers, 52, is President and Chief Executive Officer of the Company. Mr. Byers joined us in January 1999 as Executive Vice President and General Counsel. In May 1999, he was elected Secretary and in June 1999, he was further elected as Chief Operating Officer. He was elected director, Interim President and Chief Executive Officer in July 2000. Mr. Byers was elected President and Chief Executive Officer of the Company in September 2000. Mr. Byers also serves as a director of certain of our subsidiaries, including First Professionals, Anesthesiologists Professional Assurance Company (“APAC”) and The Tenere Group, Inc. Mr. Byers also serves as a director of Florida Bank Group, Inc., a Florida bank holding company, and its subsidiary, Bank of North Florida. Before joining us, Mr. Byers was a partner in the Jacksonville office of the LeBoeuf law firm from 1988 until 1998.

Terence P. McCoy, M.D., 62, is a recently retired physician and a former member of the Florida Board of Medicine where he chaired the expert witness committee. He also served as President of the FMA, and as Chief of the medical staff at Tallahassee Memorial Hospital. He was a Florida delegate to the AMA where he was elected to the AMA Council on Constitution & Bylaws. Dr. McCoy holds a faculty appointment at the Florida State University College of Medicine. He was a founding member and later Chairman of the Board of Healthplan Southeast, and is now actively involved in management of property and financial holdings. Dr. McCoy has served as a director of the Company since 2003. Dr. McCoy also served as a director of First Professionals from 1998 to 2006 and currently serves on its Advisory Board.

Corporate Governance

Pursuant to the Florida Business Corporation Act and our articles of incorporation and bylaws, our business is managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation.

Our Board of Directors has a strong commitment to sound and effective corporate governance practices. We maintain a corporate governance page on our Internet website (www.fpic.com), which includes key information about our corporate governance initiatives, including our Code of Conduct for Directors, Officers and Employees, our Code of Ethics, our Corporate Governance Guidelines, and the charters of our Audit, Compensation, Governance and Nominating Committees. The charter of our Nominating Committee contains our policy and procedures for nominations to our Board of Directors.

Code of Conduct; Code of Ethics; Corporate Governance Guidelines

In 2004, our Board of Directors adopted our Code of Conduct, which sets forth the fundamental legal and ethical principles for conducting all aspects of our business. Our Code of Conduct applies to all directors, officers and employees of the Company and its subsidiaries, as well as to agents and representatives doing business on our behalf. Our Code of Conduct, together with specific policies and procedures, outlines the behavior expected of such individuals in carrying out their daily activities within appropriate ethical and legal standards. Our Code of Conduct is available on the Corporate Governance page of our website (www.fpic.com).

We have also adopted a Code of Ethics, which applies to our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions for us. The Code of Ethics is also available on the Corporate Governance page of our website (www.fpic.com).

In 2006, our Board of Directors adopted our Corporate Governance Guidelines. Our Governance Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to our Board concerning corporate governance matters. Our Corporate Governance Guidelines address matters including board composition, director independence, selection of Board nominees, Board membership criteria, director compensation, mandatory retirement, meetings, executive sessions of non-management directors, evaluation of the performance of the Chief Executive Officer, committees, succession planning, director responsibilities, orientation and continuing education, and self-evaluation of the Board and Board committees. A copy of our Corporate Governance Guidelines is available on the Corporate Governance page of our website at (www.fpic.com).

Board of Directors’ Meeting Attendance

Our Board of Directors held six meetings during 2006, and committees of the Board of Directors held a total of 35 meetings. Overall aggregate attendance at such meetings was more than 95%. Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served during 2006.

The Board of Directors’ policy encourages all our directors to attend our annual meeting of shareholders. Eight directors attended the 2006 annual meeting.

Director Independence

Our Board of Directors has determined that all of our directors, other than John R. Byers, our President and Chief Executive Officer, are “independent,” in accordance with the current rules of The Nasdaq Stock Market (“Nasdaq”).

Except as discussed below, none of our independent directors has any relationship with us except as directors and stockholders. In determining the independence of Dr. Bagby, our Board considered the fact that he is a policyholder of our First Professionals subsidiary. In determining the independence of Drs. Bagby, McCoy, Selander and Shapiro, our Board considered their current membership in, and past positions with, the FMA, which has endorsed our medical professional liability insurance program, and its related organizations. In determining the independence of Mr. Kirschner, our Board considered that Mr. Kirschner served as our General Counsel from January 1, 2006 until March, 2007. Our Board also considered the transactions and relationships described below under the heading Certain Relationships and Related Transactions.

Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, a Governance Committee, an Investment Committee, a Nominating Committee, and a Strategic Planning Committee.

The following table lists the current members of each of the Committees and the number of meetings held during 2006.

	AUDIT	COMPENSATION	EXECUTIVE	GOVERNANCE	INVESTMENT	NOMINATING	STRATEGIC PLANNING

John K. Anderson, Jr.*	Chair			X	X	X
Richard J. Bagby, M.D.*		Chair		X		X
Robert O. Baratta, M.D.*			Chair	Chair
John R. Byers			X	X
M.C. Harden, III*			X		X		X
Kenneth M. Kirschner*			X	X	X		X
Terence P. McCoy, M.D.*	X				Chair	X	X
John G. Rich*	X				X	X	X
Joan D. Ruffier*	X	X				X	Chair
Guy T. Selander, M.D.*		X	X			X
David M. Shapiro, M.D.*		X	X		X	X
Number of Meetings	8	5	0	6	5	2	3
____________

* Independent Directors.

In addition, during 2006 the Special Strategic Planning Committee, an ad hoc committee, met five times for the purpose of considering the sale of our insurance management operations, and the Bylaws Committee, whose functions were transferred to the Governance Committee in July 2006, met once.

The Audit Committee. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is composed entirely of nonemployee directors, all of whom are considered independent under SEC and Nasdaq rules. The Board of Directors has determined that John K. Anderson, Jr., who has served on the Audit Committee since 2001 and as its chairman since 2003, satisfies the criteria for “audit committee financial expert” and that he is “independent” under SEC and Nasdaq rules. For more information on Mr. Anderson’s background, see his biographical information under Proposal 1. Election of Directors.

The Audit Committee oversees our accounting, financial reporting and internal control processes and audits of our financial statements and provides assistance to the Board of Directors with respect to its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered certified public accounting firm (“Independent Accounting Firm”), and the performance of our internal audit function.

The duties of the Audit Committee include, among other things:

—	Directly appointing, compensating, retaining, terminating and overseeing our Independent Accounting Firm;
—	Pre-approving, or adopting appropriate procedures to pre-approve, all audit services, internal control-related services and non-audit services to be provided by our Independent Accounting Firm;
—
Reviewing and discussing with our Independent Accounting Firm and management any major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, and major issues concerning the adequacy of our internal controls and any special audit steps adopted in light of any material control deficiencies, and the effect of regulatory and accounting initiatives as well as off balance sheet structures on our financial statements;

—	Reviewing and discussing with our Independent Accounting Firm and management significant risks and exposures, if any, and the steps to monitor and minimize such risks and exposures;
—	Reviewing and discussing our earnings press releases;
—
Reviewing and discussing with our Independent Accounting Firm and management quarterly and year-end operating results, reviewing interim financial statements prior to their inclusion in Form 10-Q filings, and recommending to the Board of Directors the inclusion of the financial statements in our Annual Report on Form 10-K; and

—
Reviewing and discussing disclosures made to the Audit Committee by our Chief Executive Officer and Chief Financial Officer during their certification process for our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses in internal controls or about any fraud involving management or other employees who have a significant role in our internal controls.

For more details regarding the duties and responsibilities of the Audit Committee, please refer to the Report of the Audit Committee below and to the Audit Committee Charter, which is attached to this Proxy Statement as Annex A.

The Compensation Committee. The Compensation Committee is composed entirely of nonemployee directors considered independent under SEC and Nasdaq rules. The Compensation Committee establishes our executive compensation. For more detailed information regarding the Compensation Committee’s administration of our executive compensation program, please refer to the Compensation Discussion and Analysis below.

The Compensation Committee has a written charter, which is available on our website (www.fpic.com).

The Executive Committee. The Executive Committee may exercise the powers of the Board of Directors, subject to the limitations of Florida law, whenever the Chairman of the Board of Directors determines that it is not practical for the full Board of Directors to meet and action is required to be taken on matters that the Chairman of the Board determines to be of an urgent nature.

The Governance Committee.  A majority of the members of the Governance Committee is comprised of nonemployee directors considered independent under SEC and Nasdaq rules. Only Mr. Byers is not considered independent.

The Governance Committee’s responsibilities are, among other things, to:

—
Ensure that the Board of Directors is independent, effective, competent and committed to enhancing shareholder value. To this end, the committee provides input to the Nominating Committee in connection with that committee’s selection and nomination (or re-nomination) of individuals who provide the needed qualities and competencies that the Board may require from time to time;

—	Oversee director remuneration, including equity compensation under the Director Stock Plan;
—	Review and jointly recommend with both the Chairman and Vice-Chairman of the Board all nominations for committee memberships (including the Committee itself) and their terms of office;
—
Develop and implement methods for evaluating the performance and effectiveness of each director, the Board as a whole, the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer, and all Board committees and their chairmen;

—	Oversee the senior management succession plan;
—	Develop and recommend to the Board a set of Corporate Governance Guidelines and a Code of Conduct and Ethics and review these at least annually; and
—	Review and, if desirable, suggest revisions to the Company’s Bylaws on a periodic basis.

The Governance Committee has a written charter, which is available on our website (www.fpic.com).

The Investment Committee. The Investment Committee oversees our investment policy with respect to portfolio investments and recommends such investment policy to the Board of Directors for its approval.

The Nominating Committee.  The Nominating Committee is comprised solely of directors considered independent under SEC and Nasdaq rules. There is a subcommittee of the Nominating Committee known as the “Nomination Review Subcommittee,” which is comprised of the members of the Nominating Committee who are also on the Governance Committee.

The Nomination Review Subcommittee has the duty and responsibility to:

—	Identify, interview and recruit candidates for the Board, based on, among other qualifications, his or her capability, availability to serve, conflicts of interest, and other relevant factors; and
—	Select proposed nominees for directors (whether for election by shareholders or to fill a vacancy) and present them to the Board for its views and input.

As part of its selection process, the Nomination Review Subcommittee considers timely suggestions from any member or committee of the Board and may consider recommendations from other sources of director candidates. The Nomination Review Subcommittee also will, if warranted, investigate and interview such candidates and report its conclusions with respect to each person considered (whether or not investigated or interviewed) to the Board.

The Nomination Review Subcommittee will also consider nominees timely proposed by shareholders in the manner set forth below in this Proxy Statement from time to time.

The Nominating Committee has the duty and responsibility to choose any person or persons it may select in its sole discretion (whether or not such person had been considered by the Board) for nomination as a director or to fill any vacancy existing on the Board, but only after the Nomination Review Subcommittee will have presented its selections to, and received the views of and input from, the Board. The Nominating Committee also is to establish such other policies and procedures as it deems appropriate to be followed in the selection of directors and nominees for directors.

In evaluating director nominees, among other things, the needs of the Board of Directors and its committees and the qualifications of sitting directors are considered. While the Nominating Committee has no specific, minimum qualifications for directors or director nominees, in general terms, the Nominating Committee considers, among other things, the following criteria: (i) personal and professional integrity; (ii) achievements and skills; (iii) personal attributes, including leadership abilities, strength of character, ethics, practical wisdom, mature judgment, inquisitiveness and independence of mind, interpersonal skills, including the ability to work together with other members to make a contribution to the work of the Board of Directors and its committees, and the ability and willingness to commit the necessary time required for membership on the Board and its committees; and (iv) experience attributes, including education, expertise, industry knowledge, business knowledge, financial acumen, special expertise, and diversity of viewpoints. The Nominating Committee believes that members should represent a balance of diverse backgrounds and skills relevant to our needs that together ensure a strong board of directors. The same criteria are applied to shareholder-recommended nominees.

The Nominating Committee has a written charter, which is available on our website (www.fpic.com).

The Strategic Planning Committee. The Strategic Planning Committee has responsibility for (i) providing broad strategic direction; (ii) considering strategic implications; (iii) providing oversight of strategic activities; and (iv) considering alignment of corporate activities with long-term strategic goals and direction. The Strategic Planning Committee also establishes budgetary guidelines and processes for us, the Board of Directors and the Board of Directors’ committees and oversees the budgeting function.

Director Compensation

The following describes the various elements of our director compensation program.

Annual Board Retainers.  An annual retainer of $35,000 is paid to each member of the Board of Directors who is not an employee of ours, subject to reduction as determined by the Board of Directors in the event a director is absent from more than 25% of the Board of Directors’ meetings during any calendar year. The Chairman of the Board receives an additional annual Board fee of $25,000 and the Vice Chairman of the Board receives an additional annual Board fee of $6,000.

Annual Committee Retainers.  Annual fees to the nonemployee members of the committees of the Board of Directors are paid as follows:

	Member	Chairman
Audit	$7,500	$15,000
Compensation	$3,000	$4,500
Governance	$3,000	$4,500
Executive	—	—
Nominating	—	—
All Other	$2,000	$3,000

Effective January 1, 2007, the annual retainer for the members of the Compensation Committee was increased to $5,000, and the annual retainer for the chairman of that committee was increased to $7,500.

Per Meeting Fees.  A fee of $1,000 is paid to each nonemployee committee member for each committee meeting attended, excluding meetings of the Executive Committee and the Nominating Committee, but including during 2006 the Special Strategic Planning Committee, which considered and approved the disposition of our insurance management operations.

Subsidiary Board and Committee Fees. Members of the Board of Directors who serve on the claims and underwriting committee of the Advisory Board of First Professionals receive an annual retainer of $3,000 ($4,500 in the case of the chairman of this committee) and a fee of $1,000 for each committee meeting attended. Each member of the Marketing Committee of First Professionals’ Advisory Board receives a fee of $1,000 for each meeting attended. In addition, the chairman of First Professionals’ Advisory Board receives an annual retainer of $6,000.

Equity Compensation. Each nonemployee member of the Board of Directors receives on the date of each of our annual meetings of shareholders an award under our Amended and Restated Director Stock Plan (the “Director Stock Plan”) of 1,000 shares of restricted common stock, which fully vest on the first anniversary of the date of grant. In addition, new nonemployee directors will receive on the date of their initial election to the Board of Directors an award under our Director Stock Plan of 1,000 shares of restricted common stock, which will fully vest on the first anniversary of the date of grant.

Payment or Reimbursement for Reasonable Expenses. Reasonable expenses incurred by a director for attendance at meetings of the Board of Directors and its committees are paid or reimbursed by us.

Deferred Compensation Plan. We also offer our directors a nonqualified deferred compensation plan, under which directors may defer all or a portion of their fees earned as directors. Under this plan, deferred fees will be paid, as adjusted for investment gains or losses, at such time in the future as specified by the participating director under the terms of the plan.

Additional Compensation.  Mr. Rich entered into an agreement dated November 11, 2003, with an affiliate of Joseph Stilwell remunerating Mr. Rich for serving at its request on our Board of Directors. Under this agreement, Mr. Stilwell’s affiliate paid Mr. Rich annual cash compensation in an amount equal to $100,000, less the amount of any cash compensation paid by us to Mr. Rich for his services as a director. Under this agreement, Mr. Stilwell’s affiliate also reimbursed Mr. Rich’s actual out-of-pocket expenses incurred in connection with his service on our Board of Directors and Audit Committee not otherwise paid or reimbursed by us. This arrangement terminates upon Mr. Rich’s re-election to the Board of Directors at the annual meeting of shareholders.

The following table provides the information specified with respect to compensation of our non-employee Directors during 2006.

Director Compensation
for the Year Ended December 31, 2006

	Fees
	Earned
	or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)	($) (1) (3)	($) (2) (3)	($)
John K. Anderson, Jr.	71,832	33,420	28,995	134,247
Richard J. Bagby, M.D.	65,125	33,420	28,995	127,540
Robert O. Baratta, M.D.	92,250	33,420	28,995	154,665
M. C. Harden, III	52,168	33,420	28,995	114,583
Kenneth M. Kirschner	67,750	33,420	28,995	130,165
Terence P. McCoy, M.D.	81,250	33,420	33,029	147,699
John G. Rich	66,500	33,420	36,241	136,161
Joan D. Ruffier	68,500	33,420	28,995	130,915
Guy T. Selander, M.D.	46,875	33,420	28,995	109,290
David M. Shapiro, M.D.	59,500	33,420	28,995	121,915
____________

(1)
The amounts included in the “Stock Awards” column represent the compensation cost recognized by the Company in 2006 related to awards of restricted stock to directors, computed in accordance with Statement of Financial Accounting Standards No. 123R. During 2006, each director received an award of 1,000 shares of restricted stock with a grant date fair value of $36.68. For a discussion of valuation assumptions, see Note 9, Share-Based Compensation Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)
The amounts included in the “Option Awards” column represent the compensation cost recognized by the Company in 2006 related to stock option awards to directors, computed in accordance with Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 9, Share-Based Compensation Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	At December 31, 2006, the following directors had the total number of shares underlying outstanding unexercised options and the total number of shares of outstanding unvested restricted stock:

	Shares Underlying Stock Options	Shares of Restricted Stock
John K. Anderson, Jr.	25,000	1,000
Richard J. Bagby, M.D.	35,000	1,000
Robert O. Baratta, M.D.	15,000	1,000
M.C. Harden, III	25,000	1,000
Kenneth M. Kirschner	20,000	1,000
Terence P. McCoy, M.D.	15,000	1,000
John G. Rich	10,000	1,000
Joan D. Ruffier	20,000	1,000
Guy T. Selander, M.D.	50,000	1,000
David M. Shapiro, M.D.	48,000	1,000

Executive Compensation

Executive Officers

The following table lists our executive officers and sets forth certain information concerning them.

Name	Age	Position	Executive Officer Since
John R. Byers	52	President and Chief Executive Officer	1999
Charles Divita, III	37	Chief Financial Officer	2006
Robert E. White, Jr.	60	President of insurance subsidiaries	2006

For information regarding Mr. Byers, see “Proposal 1. Election of Directors - Nominees for Election - Terms Expiring in 2009.”

Mr. Divita became Chief Financial Officer of the Company on January 1, 2006. Prior to that time, Mr. Divita was Senior Vice President - Operations and Strategy of the Company and has been with us since 2000. Mr. Divita served as president and chief executive officer of Employers Mutual, Inc., a former subsidiary of the Company, from July 2002 to May 2005 and as Vice President of Finance of the Company from June 2000 to July 2002. Prior to joining us, Mr. Divita held various management positions with Prudential Financial in areas of operations and risk management. Mr. Divita began his career as a certified public accountant with Arthur Andersen, LLP, and holds bachelor’s degrees in accounting and finance from Florida State University, where he graduated cum laude.

Mr. White has served as president of First Professionals since 2002 and also serves as the president of our other insurance subsidiaries. Mr. White joined us in 2000 as senior vice president of administration of First Professionals. Prior to 2000, Mr. White was a senior claims officer of ProNational Insurance Company. He is a magna cum laude graduate of San Francisco State University.

Compensation Discussion and Analysis

Our executive compensation program is administered by the Compensation Committee of our Board of Directors, which is comprised solely of independent directors who also qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended.

Objectives of Our Executive Compensation Program

The goal of our executive compensation program is to establish remuneration in an appropriate, fair manner, with compensation that is linked to our financial and strategic business objectives, that is justifiable and within industry norms, and that provides incentives sufficient to attract and retain high-performing executives. Also, the program seeks to align, insofar as is practicable, the interests of management with those of our shareholders. In addition to providing a competitive level of base pay, the program is designed to reward:

—	efforts that result in increased shareholder value and improved Company performance;
—	commitment to the long-term success of the Company; and
—	achievement of Company, individual and unit objectives.

How We Chose Amounts or Formulas for Each Element of Compensation

Each executive’s current and prior compensation is considered in setting future compensation. In addition, we review the compensation practices of other companies. To some extent, our compensation plan is based on the market and the companies we compete against for employees. Each element of compensation for executives is established at a level that the Compensation Committee believes is both appropriate and consistent within the industry and relative to peer companies. The Compensation Committee examines many other criteria used in determining the appropriate level, including, but not limited to, industry surveys, consumer price index data, the recommendation of our President and Chief Executive Officer (except with respect to his own compensation), and the executive’s performance, scope of responsibility, and productivity, as well as issues involving expense and risk control, management development, and strategic planning. Also, the Compensation Committee considers how each element of compensation relates to each other element and to total compensation in an effort to ensure a proper balance between the elements and a proper level of total compensation. The Compensation Committee has utilized the services of a compensation advisor, Frederic W. Cook & Co., Inc. (“Frederic Cook”), both in determining the compensation practices of our peers and for advice concerning the overall design of our compensation program.

Benchmarking

Since 1999, our Compensation Committee has engaged Frederic Cook to help ensure that our executive compensation is fair and competitive. Frederic Cook utilizes compensation information from (1) a “Peer Group” of companies in the industry in which we compete, through a review of their proxy statements and other publicly-available information, and (2) general industry data obtained by them through industry surveys and other sources.

The Peer Group utilized for 2006 compensation purposes, which was determined by Frederic Cook, consisted of companies with business operations that compete with us or operate in the financial services industry generally. We recognize that many of these companies are larger than us and operate in different geographical areas, and we consider these factors in our decision-making. The Peer Group is comprised of the following seven companies:

•	American Physicians Capital, Inc.;
•	Fremont General Corporation;
•	Markel Corporation;
•	Philadelphia Consolidated Holdings Corporation;
•	PICO Holdings, Inc.;
•	ProAssurance Corp.; and
•	SCPIE Holdings, Inc.

Peer Group compensation data is limited to publicly available information and therefore generally does not provide precise comparisons by position as offered by more comprehensive survey data. As a result, our Compensation Committee uses Peer Group data on a limited basis to analyze the competitiveness of our compensation and the consistency between our target compensation and our general compensation philosophy. With respect to 2006 compensation, our Compensation Committee principally used Peer Group data to track recent trends in the type and value of long-term incentive awards.

Elements of Our Executive Compensation Program

Our executive compensation program is comprised of two basic components: direct compensation and post-employment and other benefits. Direct compensation consists of base salary, annual incentive bonus, and long-term incentive compensation. While our Compensation Committee recognizes the importance of maintaining competitive post-employment and other benefits, direct compensation is the primary method through which we have sought to achieve our compensation goals. Post-employment and other benefits consist of severance and change in control benefits and retirement, disability, and other arrangements. In 2005, our Compensation Committee began a review of our post-employment and other benefits but made no significant changes to our existing programs in 2006.

Direct Compensation Program

Base Salary. We use base salaries to provide the foundation of a fair and competitive compensation opportunity for each individual executive officer. Generally, our Compensation Committee sets base salaries for the coming year at the last committee meeting of each calendar year by reviewing data presented by our management and Frederic Cook. The most important factors considered by the Compensation Committee in setting executive base salaries for 2006 were the executive’s then-current salary, cost-of-living increases, industry surveys, the recommendation of Frederic Cook, and (in the case of Messrs. Divita and White) the recommendation of Mr. Byers. During the first nine months of 2006, Mr. Byers served on the board of governors of a New York medical professional liability insurance reciprocal for which we provided management services through a wholly owned subsidiary. Our Compensation Committee considered the fees that Mr. Byers was expected to receive in 2006 for that service in setting his 2006 base salary. The determination of base salaries for 2006 was generally independent of the decisions regarding other elements of compensation, but the other elements of direct compensation are dependent on the determination of base salary to the extent they are expressed as percentages of base salary. For 2006, the base salaries of our executive officers ranged from 54% to 65% of their total annual cash compensation and from 31% to 42% of their total compensation.

Annual Incentive Bonus.  Our annual Executive Incentive Compensation Plan (“EICP”) is a broad-based program that links the compensation of participants directly to the accomplishment of specific business goals, as well as to individual performance. Annual cash incentive compensation under the EICP is intended to focus and reward individuals based on measures identified as having a positive impact on our annual business results. Our EICP is directly linked to financial and strategic objectives established by the Strategic Planning Committee of our Board of Directors. Our President and Chief Executive Officer presents to our Compensation Committee for their ultimate approval recommended weights to be given to each objective and recommended corporate performance objectives, along with recommended target bonus percentages, for participants other than himself. Frederic Cook advises our Compensation Committee concerning the appropriateness of these target bonus percentages as well as the target bonus percentage for Mr. Byers. The annual cash incentive bonus for a given year is normally paid in a single installment in the first calendar quarter of the following year.

Bonus awards are established as a target percentage of the participant's base salary with higher ranked executives being compensated at a higher percentage of base salary. The EICP is administered by our Compensation Committee, is consistent with our Compensation Committee's belief that a significant percentage of the compensation of the most senior members of our management should be performance-based, and is consistent with our policy of rewarding highly performing executives. For 2006, incentive bonuses for our executive officers ranged from 35% to 40% of their total annual cash compensation and from 21% to 24% of their total compensation.

The payment amount, if any, of a bonus award is determined based on: (1) the attainment of company-wide financial and strategic performance measures (including in the case of executives with operating responsibilities, financial and strategic performance measures relative to their operating subsidiary or group) and (2) (in the case of executives other than our President and Chief Executive Officer and our Chief Financial Officer) the attainment of individual performance measures. For 2006, bonus awards to our President and Chief Executive Officer and to our Chief Financial Officer were based solely on company-wide financial and strategic performance measures, while Mr. White’s award was based 45% on corporate financial and strategic performance measures, 35% on financial and strategic performance measures related to our insurance underwriting operations, and 20% on individual performance measures. Each performance measure is stated as a threshold, target and maximum performance level, which, if achieved, results in payments of 50%, 100% and 150% of the component of the target bonus related to that performance measure component, respectively. If the threshold measure is not achieved, no amount is paid. For 2006, the following target bonus percentages were established for our executive officers: 50% for Mr. Byers and 37.5% for Messrs. Divita and White. For purposes of evaluating financial performance components, our Compensation Committee may adjust our results, as determined under accounting principles generally accepted in the United States of America (“GAAP”), for unusual, non-recurring or other items at the Compensation Committee’s discretion. Achievement of an individual’s performance component is determined by Mr. Byers, after discussion with Messrs. Divita and White in the case of participants other than Mr. White, and is subject to the approval of our Compensation Committee.

Company-wide target financial and strategic performance objectives for 2006 were established in December 2005. In December 2006, our Compensation Committee revised the objectives as a result of the disposition of our insurance management operations in the third quarter 2006. As revised, these objectives were as follows:

Measure	Threshold	Target	Maximum	Weight
Consolidated revenues	$273.0 million	$287.3 million	$301.7 million	10%
Adjusted operating earnings	$ 31.2 million	$ 34.7 million	$ 38.2 million	50%
Strategic measures	-	-	-	40%

Strategic measures included measures related to maintaining or improving the financial strength ratings of our insurance subsidiaries, effectively utilizing our capital, improving our governance and compliance programs, further development of long-term strategic goals, and repositioning our investment portfolio.

Insurance underwriting target financial and strategic performance objectives for 2006 (before intercompany allocations and adjustments) were established in December 2005, as follows:

Measure	Threshold	Target	Maximum	Weight
Gross premiums written	$251.8 million	$265.1 million	$278.3 million	*
Net premiums written	$220.7 million	$232.3 million	$243.9 million	*
Net premiums earned	$214.3 million	$225.6 million	$236.9 million	*
GAAP combined ratio	97%	94%	91%	30%
Strategic measures	-	-	-	40%
____________
  * 30 percent combined

Strategic measures included measures related to maintaining or improving the financial strength ratings of our insurance subsidiaries, further development of long-term strategic goals, maintaining price adequacy, and improving underwriting margins, maintaining reserve adequacy, completing data processing implementation, and contributing to overall organizational goals.

Subject to the approval of our shareholders, 2007 annual cash incentive awards to our executive officers will be governed by our 2007 Senior Executive Annual Incentive Plan. For more information, see Proposal 2. Approval of the FPIC Insurance Group, Inc. 2007 Senior Executive Annual Incentive Plan - New Plan Benefits below.

Long-Term Incentive Compensation. Long-term incentive compensation for our executive officers is designed to motivate and reward the creation of long-term shareholder value by linking executive compensation with gains realized by shareholders. Equity awards made to our executive officers in 2006 were made in the form of a combination of restricted stock and stock options issued under our Amended and Restated Omnibus Incentive Plan (the “Omnibus Incentive Plan”) for key employees. Restricted stock awards were issued with a three-year vesting period and no performance conditions; stock options become exercisable in equal amounts over a three-year period and were intended to be incentive stock options to the extent permissible. In determining the number of shares of restricted stock and shares underlying stock options, the Compensation Committee first decided upon the dollar value of awards to be granted. The type and amount of awards were determined considering competitive and trend data and a recommendation by Frederic Cook. Next, the Compensation Committee fashioned awards with estimated values (determined in accordance with valuation procedures used by the Company in the preparation of its financial statements) approximately equal to these dollar values, with the value of the restricted stock and stock options included in the awards intended to be approximately equal. The Compensation Committee feels that awards of restricted stock are more effective than stock options in aligning the interests of management with those of shareholders, while stock options are more incentive-oriented. In view of this, the Compensation Committee made awards consisting of both restricted stock and stock options to its executive officers in order to achieve both of these compensation goals.

The Compensation Committee also considers the outstanding amount of equity awards made in prior years in setting the amount of equity incentive awards, both as an indicator of the degree to which the interests of our executives are already aligned with shareholders and also as an indicator of how much of an additional incentive will be provided by an additional award. In January 2006, the Compensation Committee made the following equity incentive awards to our executive officers: Mr. Byers - 6,880 shares of restricted stock and options for 11,698 shares; each of Messrs. Divita and White - 3,440 shares of restricted stock and options for 5,849 shares. The estimated grant date value of these equity incentives (one-third of which was attributable to 2006 in view of the three-year vesting and exercisability features of these awards) was approximately: $475,803 for Mr. Byers and $237,900 for each of Messrs. Divita and White. The value of the portion of these awards attributable to 2006, together with the value of prior-year awards attributable to 2006, was approximately $597,172 (31% of total 2006 compensation) for Mr. Byers, $148,769 (24% of total 2006 compensation) for Mr. Divita, and $218,238 (21% of total 2006 compensation) for Mr. White. The Compensation Committee believes that these amounts and percentages are reasonable and appropriate.

We take care to avoid questionable timing practices in connection with our equity incentive awards. Grants are initially considered by the Compensation Committee at its December meeting and are finalized and made at a special meeting held as early in January as practicable on a date set by the Compensation Committee at its December meeting. The exercise price of options granted at this special meeting is the closing price of our common stock on the NASDAQ Global Select Market on the date of the meeting. Except with respect to new hires, we do not make grants of equity awards to our executives at other dates. If at the time of any planned equity award grant date, we were aware of material non-public information, we would not make the planned award grant on that date but would reschedule the meeting of the Compensation Committee to an appropriate time. The Compensation Committee does not delegate any function related to equity awards.

Post-Employment and Other Benefits

Retirement Benefits. Our overall compensation package for our executive officers also includes various retirement benefits, including participation in our Defined Benefit Plan, 401(k) Plan, Excess Benefit Plan or Supplemental Executive Retirement Plan (“SERP”), and Non-Qualified Deferred Compensation Plan. Generally, the benefits offered to participants in these plans are intended to provide retirement security and serve a different purpose than do the other components of compensation. We believe that providing our executive officers with an appropriate level of retirement benefits is an important factor in our ability to attract and retain key executives.

401(k) Plan. Our 401(k) Plan is a broad-based, non-discriminatory qualified plan that is designed to encourage our employees to save for their retirement. Our contributions to our employees, including our executive officers, under this plan are limited. Our 401(k) Plan has two components. The plan allows employees to contribute up to 100% of their compensation earned, subject to statutory limitations ($15,500 for 2007, $20,500 in the case of employees age 50 and over), during the plan year. We match 100% of an employee’s contributions up to 2.5% of compensation (provided that compensation for this purpose is limited to $225,000 for 2007). In addition, we may make a discretionary contribution of up to 10% of each participant’s compensation (with compensation limited to $225,000 for this purpose, also) for the plan year. We made discretionary contributions of 10% in each of 2004, 2005 and 2006, up to the applicable statutory limitations. The total matching and discretionary contributions we made to the accounts of our executive officers with respect to 2006 were $27,500 each.

Retirement Plans. Our retirement plans for executive officers consist of our Defined Benefit Plan, our Excess Benefit Plan, and our SERP. Our Defined Benefit Plan is a funded, tax qualified, noncontributory plan that covers the majority of our employees, including executive officers. All participants in our Defined Benefit Plan whose benefits are limited by the Code, including our executive officers other than Mr. Byers, automatically participate in our Excess Benefit Plan. This plan provides a supplemental pension benefit so that participants receive total pension benefits equal to the benefits that would have been payable under our Defined Benefit Plan but for the limitations of the Code. Mr. Byers is the only participant in our SERP, which is an unfunded, nonqualified plan, that pays a higher level of retirement benefits than would be payable under our Excess Benefit Plan. For further information concerning our Defined Benefit Plan, our Excess Benefit Plan, and our SERP, see the Pension Benefits table and accompanying narrative below.

Non-Qualified Deferred Compensation Plan.  Our Non-qualified Deferred Compensation Plan is offered to key employees, including our executive officers, selected by the Board of Directors. In 2006, we made a $24,890 discretionary contribution to Mr. Byers’ account in this plan to make up for our failure in prior years to make annual contributions to this plan to compensate for certain limitations on contributions under our 401(k) Plan. While we have not, other than the contribution to Mr. Byers’ account discussed above, contributed to this plan and thus historically have not considered this plan to be a part of our compensation program per se, we consider providing our executives the ability to manage their personal finances by deferring compensation into this plan to be an important benefit that we can afford with a low level of associated administrative cost. For further information concerning our Non-Qualified Deferred Compensation Plan, see the Nonqualified Deferred Compensation table and accompanying narrative below.

Employment and Severance Agreements.  We have entered into employment and severance agreements with our executive officers. These employment agreements are for three years in the case of Mr. Byers and two years in the cases of Messrs. Divita and White and provide for specified minimum levels of base salary, incentive compensation in accordance with our executive compensation program, and for such other benefits as we may provide to senior management from time to time, including an automobile or automobile allowance and club dues. Severance under these employment agreements is provided if we terminate the executive’s employment before the end of the term of employment or if we do not renew the employment agreement each year. Our severance agreements with these executives provide change in control benefits on a so-called “double-trigger” basis. That is, severance benefits under these agreements are paid only if there is a change in our control and a termination of the executive’s employment by his employer (or a constructive discharge) at the time of or within 36 months after the change in control.

These long-term employment, severance, and change in control arrangements with our executive officers were entered into to assist us in attracting and retaining our executives as well as to help assure continuity of management.

Other Change in Control Benefits. Outstanding awards of restricted stock and stock options made under our Omnibus Incentive Plan vest immediately upon a change in control. In adopting the so-called “single” trigger treatment for these awards, we believe that we were consistent with current practice in our industry. We also believe that single trigger vesting of these awards can be a powerful retention device during change in control discussions and removes employee uncertainty after a change in control occurs. In addition, upon a change in control each vested participant in our Excess Benefit Plan will receive an immediate lump sum distribution of the present value of his or her accrued benefit in the plan as of the date of such change in control. In addition, upon his or her subsequent retirement or termination of employment such participant would also receive a lump sum distribution of the present value of the additional benefit, if any, accrued under the plan after the date of the change in control.

Other Benefits. Executives, together with employees generally, may participate in our Employee Stock Purchase Plan. They also receive health and dental benefits, and life, short-term disability, and long-term disability insurance. Our executive officers also receive excess disability and life insurance coverage.

Our overall compensation plan for executives also includes certain perquisites, including, among other things, automobiles or automobile allowances and expense reimbursements and dues for approved social or country clubs, as provided by the employment agreements described above. In addition, we reimburse our executive officers for expenses of their spouses on company-related travel when appropriate and permit certain of our executive officers personal use of a company-owned condominium. These perquisites are provided to assist us in attracting and retaining our executives.

Tax Considerations

Section 162(m) of the Code eliminates the tax deduction of any publicly-held corporation for compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Through 2005, no executive officer received non-performance based compensation paid in excess of the Section 162(m) tax deduction limit. Our strong financial and strategic performance in 2005 and 2006 resulted in annual incentive bonuses under our EICP significantly higher than the target bonuses established under that plan, and the increase in the trading price of our common stock in recent years resulted in a significant increase in the value of restricted stock awards (which did not qualify as performance-based) under our Omnibus Incentive Plan. As a result of these factors, Mr. Byers’ non-performance based compensation for 2006 slightly exceeded the $1,000,000 deductibility limit, and it is anticipated that his non-performance based compensation for 2007 will also exceed this limit. Also, depending upon the value of previously made restricted stock awards vesting in a particular future year, it is possible that Mr. Byers (and possibly other executive officers) could receive more than $1,000,000 of non-performance-based compensation in that year. Our Compensation Committee has taken steps to mitigate the amount of executive compensation that might not be deductible under Section 162(m), including by adopting, subject to shareholder approval, our 2007 Senior Executive Annual Incentive Plan.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on that review and those discussions, we recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Report Submitted by:

Richard J. Bagby, M.D., Chairman
Joan D. Ruffier
Guy T. Selander, M.D.
David M. Shapiro, M.D.

Summary Compensation Table

The following table sets forth information concerning the compensation paid by us to our executive officers for 2006, for all services in all capacities during 2006.

Summary Compensation Table
for the Year Ended December 31, 2006

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred
			Stock	Option	Compen-	Compensation	All Other
Name and Principal		Salary	Awards	Awards	sation	Earnings	Compensation	Total
Position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)
John R. Byers	2006	600,000	292,215	304,957	444,000	129,125	151,038	1,921,335
President and
Chief Executive Officer

Charles Divita, III	2006	260,000	53,101	95,668	144,300	13,628	46,921	613,618
Chief Financial Officer

Robert E. White, Jr.	2006	400,000	65,760	152,478	214,050	118,325	71,525	1,022,138
President,
First Professionals
____________

(1)
The amounts included in the “Stock Awards” column represent the compensation cost we recognized in 2006 related to non-option stock awards in 2006 and prior years, in accordance with Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 9, Share-Based Compensation Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. Please see the Grants of Plan- Based Awards table for more information regarding the stock awards we granted in 2006.

(2)
The amounts included in the “Option Awards” column represent the compensation cost we recognized in 2006 related to option awards in 2006 and prior years, in accordance with Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 9, Share-Based Compensation Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. Please see the Grants of Plan-Based Awards table for more information regarding the stock awards we granted in 2006.

(3)
The amount shown for each named executive officer in the “Non-Equity Incentive Plan Compensation” column is attributable to an award under our EICP earned in fiscal year 2006, but paid in 2007. Please see Compensation Discussion and Analysis — Direct Compensation Program - Annual Incentive Bonus and the Grants of Plan-Based Awards table for more information regarding our EICP and the 2006 EICP awards and performance measures.

(4)
The amount shown for each named executive officer in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column is attributable to the change in actuarial present value of the accumulated benefit under defined benefit plans at December 31, 2006, as compared to December 31, 2005.

(5)	The amounts shown in the “All Other Compensation” column are attributable to the following:
—
Mr. Byers: $70,000 received by Mr. Byers from a New York medical professional liability insurance reciprocal for which we provided management services through our wholly owned subsidiary for his services on its board of governors during 2006; $24,890 contributed by us to Mr. Byers’ account under our Nonqualified Deferred Compensation Plan; $27,500 in matching and profit sharing contributions made by us to Mr. Byers’

account under our 401(k) Plan; $6,931in premiums paid for by us for executive disability, executive life and emergency medical insurance; and the following perquisites: $19,182 with respect to lease, maintenance and operating costs for an automobile provided by us for his personal as well as business use; $2,285 in social club dues; and $250 attributable to personal use of a company-owned condominium. We value personal use of our condominium at incremental cost; fixed costs such as condominium fees and maintenance and other costs not directly resulting from personal use are not included.

—
Mr. Divita: $27,500 in matching and profit sharing contributions made by us to Mr. Divita’s account under our 401(k) Plan; $5,691 in premiums paid for by us for executive disability, executive life and emergency medical insurance; and the following perquisites: a $9,000 automobile allowance; and $4,730 in social club dues.

—
Mr. White: $27,500 in matching and profit sharing contributions made by us to Mr. White’s account under our 401(k) Plan; and $8,198 in premiums for executive life, executive disability and emergency medical insurance; and the following perquisites: $17,968 with respect to lease, maintenance and operating costs for an automobile provided by us for his personal as well as business use; $16,604 in expenses for his spouse for company-related travel; and $1,255 in social club dues.

(6)
The amount shown in the “Total” compensation column for each named executive officer represents the sum of all columns of the Summary Compensation Table. Salary comprises the following percentages of total compensation for our executive officers: Mr. Byers - 31%; Mr. Divita - 42%; and Mr. White - 39%.

Employment and Severance Agreements

We have entered into an employment agreement with Mr. Byers providing for a minimum annual salary and the opportunity for annual salary increases, incentive compensation, and other compensation and perquisites as approved by the Board of Directors. Under the agreement, Mr. Byers’ minimum annual salary is $695,000, which may be increased at the discretion of the Board of Directors. The agreement is for a term of three years and may be extended for an additional year by the Board of Directors before the end of each year. The term has been so extended each year and currently continues through December 31, 2009. We have also entered into employment agreements with Messrs. Divita and White providing for a minimum annual salary and the opportunity for annual salary increases, incentive compensation and other compensation and perquisites as approved by the Board of Directors. Under these agreements, Mr. Divita’s minimum annual salary is $335,000 and that of Mr. White is $420,000, each of which may be increased at the discretion of the Board of Directors. The agreements are for a term of two years and may be extended for an additional year by the Board of Directors before the end of each year. The terms have been so extended each year and currently continue through December 31, 2008. See Potential Payments Upon Termination or Change in Control below for a description of the provisions of these employment agreements applicable upon termination of the executive officers’ employment.

For a description of severance arrangements we have entered into with our executive officers, see Potential Payments Upon Termination or Change in Control below.

2007 Senior Executive Annual Incentive Plan

For a description of the awards made to our executive officers, subject to shareholder approval, under our 2007 Senior Executive Annual Incentive Plan, see Proposal 2. Approval of the FPIC Insurance Group, Inc. 2007 Senior Executive Annual Incentive Plan - New Plan Benefits below.

Grants of Plan-Based Awards

The following table contains information concerning awards during 2006 to our executive officers under our equity incentive and other plans.
Grants of Plan-Based Awards
During the Year Ended December 31, 2006

		Estimated Future Payouts Under			All Other	All Other
		Non-Equity Incentive Plan Awards (1)			Stock	Option
		Threshold	Target	Maximum	Awards:	Awards:
		($)	($)	($)	Number	Number	Exercise or	Grant Date
					of Shares	of Securities	Base Price	Fair Value
					of Stock	Underlying	of Option	of Stock
	Grant				or Units	Options	Awards	and Option
Name	Date				(#) (2)	(#) (3)	($/Sh)	Awards (4)
John R. Byers	1/6/2006	150,000	300,000	450,000	6,880	11,698	35.27	475,803

Charles Divita, III	1/6/2006	48,750	97,500	146,250	3,440	5,849	35.27	237,902

Robert E. White, Jr.	1/6/2006	75,000	150,000	225,000	3,440	5,849	35.27	237,902

(1)
The amounts shown reflect grants of 2006 EICP awards. In December 2005, our Compensation Committee established target EICP awards, expressed as a percentage of the executive’s 2006 base salary, and individual, company, and subsidiary performance measures for the purpose of determining the amount paid out under the EICP for each executive officer for the year ended December 31, 2006. The amount shown in the “target” column represents the target percentage of each executive officer’s 2006 base salary. For 2006, the target percentages were: 50% for Mr. Byers; and 37.5% for Messrs. Divita and White. The amount shown in the “maximum” column represents the maximum amount payable under the EICP, which is 150% of the target amount shown. The amount shown in the “threshold” column represents the amount payable under the EICP if only the minimum level of company performance of the EICP is attained, which is 50% of the target amount shown. Please see Compensation Discussion and Analysis — Direct Compensation Program - Annual Incentive Bonus for more information regarding our EICP and the 2006 EICP awards and performance measures.

(2)
The amounts shown reflect the number of shares of restricted stock received pursuant to awards granted under our Omnibus Incentive Plan. The restrictions on one-third of such shares lapse on each of the first three anniversaries of the date of grant. The restrictions on all shares will lapse if the executive officer’s employment terminates as a result of death or disability, or if there is a change in control. Please see Compensation Discussion and Analysis— Direct Compensation Program - Long-Term Incentive Compensation for more information regarding these awards of restricted stock.

(3)
The amounts shown reflect the number of shares underlying stock option awards under our Omnibus Incentive Plan. These options become exercisable in three equal installments each year beginning on the first anniversary of the date of grant. The options vest and become fully exercisable if there is a change in control. Please see Compensation Discussion and Analysis— Direct Compensation Program - Long-Term Incentive Compensation for more information regarding these awards of stock options.

(4)
The amounts included in the “Fair Value of Awards” column represent the full grant date fair value of the awards computed in accordance with Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 9, Share-Based Compensation Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards

The following table contains information regarding awards of stock options and restricted stock under our equity incentive and other plans held at December 31, 2006, by our executive officers.
Outstanding Equity Awards at December 31, 2006

	Option Awards(1)				Stock Awards (2)
	Number of	Number of	Option	Option	Number of		Market Value of
	Securities	Securities	Exercise	Expiration	Shares or Units		Shares or Units
	Underlying	Underlying	Price	Date	of Stock That		of Stock That
	Unexercised	Unexercised	($)		Have Not		Have Not
	Options	Options			Vested		Vested
Name	(#) Exercisable	(#) Unexercisable			(#)		($)
John R. Byers	50,000	—	22.64	11/07/08	3,333		129,887
	50,000	—	30.19	11/07/08	28,986	(3)	1,129,584
	60,000	—	14.63	09/11/09	6,880		268,114
	2,000	—	14.38	05/01/10	—		—
	85,000	—	10.38	12/11/10	—		—
	40,000	—	14.00	12/14/11	—		—
	40,000	—	6.80	12/12/12	—		—
	40,000	—	23.05	12/12/13	—		—
	5,000	10,000	30.38	01/20/15	—		—
	—	11,698	35.27	01/06/16	—		—

Charles Divita, III	2,500	—	14.00	12/14/11	833		32,462
	10,000	—	6.80	12/12/12	3,440		134,057
	10,000	—	23.05	12/12/13	—		—
	1,250	2,500	30.38	01/20/15	—		—
	—	5,849	35.27	01/06/16	—		—

Robert E. White, Jr.	15,000	—	10.38	12/11/10	1,666		64,924
	10,000	—	14.00	12/14/11	3,440		134,057
	20,000	—	6.80	12/12/12	—		—
	20,000	—	23.05	12/12/13	—		—
	2,500	5,000	30.38	01/20/15	—		—
	—	5,849	35.27	01/06/16	—		—

(1)	Options become exercisable in three equal installments each year beginning on the first anniversary of the grant date.
(2)
Unless otherwise noted, restricted stock vests in three equal installments each year beginning on the first anniversary of the grant date. Market value is based on the closing price of FPIC common stock on December 29, 2006 ($38.97), as reported by Nasdaq.

(3)	9,662 shares vest on January 26 of each of 2008, 2010 and 2012.

Option Exercises and Stock Vested

The following table contains information regarding exercises of stock options and vesting of awards of restricted stock under our equity incentive and other plans during 2006 by our executive officers.

Option Exercises and Stock Vested
During the Year Ended December 31, 2006

	Option Awards		Stock Awards
Name	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
John R. Byers	—	—	1,667	$59,762
Charles Divita, III	—	—	417	$14,949
Robert E. White, Jr.	—	—	834	$29,899

Pension Benefits

The following table contains information regarding our plans that provide for payments or other benefits at, following, or in connection with retirement of our executive officers.

Pension Benefits

			Present
		Number of	Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit (1)	Fiscal Year
John R. Byers	Defined Benefit Plan	7.75	$95,490	—
	SERP	7.75	$486,403	—
Charles Divita, III	Defined Benefit Plan	6.75	$35,001	—
	Excess Benefit Plan	6.75	$12,842	—
Robert E. White, Jr.	Defined Benefit Plan	6.75	$136,464	—
	Excess Benefit Plan	6.75	$195,750	—

(1)
For the assumptions used in calculating the present value of accumulated benefits, see Note 13, Employee Benefits Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

We maintain three plans that provide for payments to participants of benefits following, or in connection with, retirement: our Defined Benefit Plan, our Excess Benefit Plan, and our SERP.

Defined Benefit Plan. Our Defined Benefit Plan is a funded, tax-qualified, noncontributory plan that covers the majority of our employees, including executive officers. For the year ended December 31, 2006, federal law limited the annual retirement benefit payable under the Defined Benefit Plan to $175,000 and maximum covered compensation was limited to $220,000. The total number of years of service that may be taken into consideration under the Defined Benefit Plan is limited to 15 years. Optional forms of payment available under the Defined Benefit Plan for a benefit commencement date before age 65 may result in substantially reduced payments to any employee electing such an option.

Excess Benefit Plan. Our Excess Benefit Plan provides a means of equalizing the benefits of key employees, other than those covered under the SERP, participating in our Defined Benefit Plan whose funded benefits under our Defined Benefit Plan are or will be limited by the application of the Employee Retirement Income Security Act of 1974, the Code, or any applicable law or regulation. Our Excess Benefit Plan is a nonqualified plan, and benefits payable under the Excess Benefit Plan are not funded and are payable out of our general funds.

The following table sets forth the maximum annual benefits payable in the form of a straight life annuity under our Defined Benefit Plan and, to eligible officers, our Excess Benefit Plan, to an officer or employee retiring at age 65 with the specified combination of final average compensation (the average of the five consecutive years of compensation that give the highest average out of the 10 latest years) and years of credited service. The benefit accrual rate is higher for compensation in excess of the Social Security wage base. For 2007, the Social Security wage base is $97,500. The amounts shown in the pension plan table attributable to the Defined Benefit Plan and the Excess Benefit Plan, if applicable, were calculated using Social Security covered compensation levels based upon the average age of our executive officers and have been calculated without reflection of the current limit on includible compensation. Mr. Byers, however, is covered by the qualified Defined Benefit Plan but not the Excess Benefit Plan, and his maximum includable compensation for purposes of the Defined Benefit Plan for 2007 is $225,000. Generally, compensation for purposes of the qualified Defined Benefit Plan and the Excess Benefit Plan includes salary and annual bonus, as reported in the Summary Compensation Table above.

The amounts listed in the pension plan table are not subject to any deduction for Social Security or any other offset amounts.

Pension Plan Table

Average	Years of Service
Compensation	5	10	15
$200,000	$11,465	$22,930	$34,395
300,000	18,465	36,930	55,395
400,000	25,465	50,930	76,395
500,000	32,465	64,930	97,395
600,000	39,465	78,930	118,395
700,000	46,465	92,930	139,395
800,000	53,465	106,930	160,395
900,000	60,465	120,930	181,395

SERP. Our SERP is an unfunded, nonqualified plan. The SERP provides participants selected by the Compensation Committee with income at retirement. Mr. Byers is the only participant who has been selected to participate. A participant in the SERP is eligible to retire and receive a retirement benefit beginning on the earlier of such participant’s (i) early retirement date, (ii) disability retirement date or (iii) normal retirement date. The retirement benefit at the normal retirement date equals 60% of pre-retirement compensation (averaged over the highest three consecutive years of service), less Defined Benefit Plan and all predecessor plans’ benefits and Social Security benefits, multiplied by the percentage of benefits vested. Compensation for purposes of the SERP includes the salary of a participant but does not include bonuses. Early retirement is permitted at age 60, or, with the permission of our Compensation Committee, age 55. The early retirement benefit equals the retirement benefit at the normal retirement date, multiplied by an early retirement factor that ranges from .4862 if early retirement occurs at age 55 to .9231 if early retirement occurs at age 64. A participant terminating employment due to a permanent and total disability will be eligible for a disability retirement benefit equal to 60% of pre-retirement compensation, less Defined Benefit Plan and all predecessor plans’ benefits and Social Security benefits. In the event of the participant’s death before retirement, the participant’s beneficiary will be eligible to receive a death benefit equal to 50% of the retirement benefit the participant would otherwise have been eligible to receive. Benefits attributable to the SERP are subject to reduction for Social Security benefits received by participants. The estimated annual normal retirement benefit for Mr. Byers under the SERP, assuming his employment had terminated on December 31, 2006, is approximately $103,000.

Nonqualified Deferred Compensation

The following table contains information regarding information during and at the end of 2006 regarding participation by our executive officers in our Non-Qualified Deferred Compensation Plan.

Nonqualified Deferred Compensation
During the Year Ended December 31, 2006

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Fiscal Year
John R. Byers	—	$24,830	$838	—	$47,259
Charles Divita, III	—	—	—	—	—
Robert E. White, Jr.	—	—	—	—	—

     Our Non-qualified Deferred Compensation Plan is offered to key employees selected by the Board of Directors. During 2006, each member of our Board of Directors and Messrs. Divita and White were selected to participate in this plan. Under this plan, prior to the commencement of a calendar year, each participant may make an irrevocable election to defer all or a portion of his or her cash compensation for the subsequent year or years. In addition, we, at the discretion of the Board of Directors, may match amounts deferred by participants and may also make discretionary incentive awards to participants. Amounts deferred by or awarded to a participant may be invested in investment alternatives similar to those available under our 401(k) Plan. Deferred amounts and investment earnings on such amounts are payable in cash following the participant’s termination of employment, retirement or death. Participants’ account balances generally will be paid, as adjusted for investment gains or losses, following termination of employment or Board membership, as the case may be. During 2006, we did not make any matching or, except as shown in the table above, discretionary contributions to this plan.

Potential Payments Upon Termination or Change in Control

Employment Agreements. We have entered into employment agreements with our executive officers that provide that if we do not extend these agreements by the end of any year, the affected executive officer may terminate his employment by providing at least 90 days’ written notice of such termination. Upon such termination, or upon termination of employment by us without cause, the executive officer would continue to receive his annual salary and benefits for the remaining term of the employment agreement or until the executive directly or indirectly engages in or acts as an employee or consultant for any trade or occupation that is in competition with us. The executive officers may also terminate their employment in the event of a constructive discharge and continue to receive annual salary and benefits for the remaining term of the employment agreement. In the case of Mr. Byers, in the event that payments or benefits under the agreement are subject to the excise tax imposed by Section 4999 of the Code or any interest, penalty or addition to tax with respect to such excise tax, the agreement provides for cash gross up payments intended to put him in the same position as though no excise tax, penalty or interest had been imposed upon or incurred as a result of any payment or benefits.

Severance Agreements.  We have also entered into severance agreements with certain members of our management, including our executive officers, which provide that during the three-year coverage period (as defined) after a change of control of the Company if the employment of an executive officer is terminated by us for any reason other than cause, death or disability, or by that executive officer for good reason, we will pay severance in a lump sum cash amount equal to three times, in the case of Mr. Byers, or two times, in the case of Messrs. Divita or White, the sum of the affected executive officer’s (i) annual salary and (ii) the greater of the target bonus opportunity for the current calendar year or the average of the annual bonuses for the three prior calendar years. In addition, the affected executive officer’s stock options, restricted stock and other long-term incentives would immediately vest, and the executive officer would receive for a two-year period benefits under our welfare benefit plans. In the case of Mr. Byers, in the event that payments or benefits under the severance agreement are subject to the excise tax imposed by Section 4999 of the Code or any interest, penalty or addition to tax with respect to such excise tax, the severance agreement provides for cash gross up payments intended to put him in the same position as though no excise tax, penalty or interest had been imposed upon or incurred as a result of any payment or benefits.

If any of Messrs. Byers, Divita or White becomes entitled to receive benefits under both his employment agreement and his severance agreement, then he will be permitted to select and receive benefits under either agreement, but not benefits from both agreements.

Involuntary Termination of Employment.  The tables below summarize the executive benefits and payments due to each of our executive officers upon termination by us of his employment for any reason other than cause, disability, or death, or if the executive officer terminates his employment for good reason (i) either before a change in control or after the expiration of the three-year coverage period after a change in control, and (ii) within the three-year coverage period after a change in control. The tables do not include benefits under our retirement plans (see the Pension Benefits and Nonqualified Deferred Compensation tables above and the related discussion) and assume that termination occurred on December 31, 2006.

Mr. Byers:
Executive Benefits and Payments upon Termination	Not in connection with change in control		In connection with a change of control
Base salary (1)	$1,390,000	(2)	$2,085,000	(3)
Continuation of benefits	$269,776	(4)	$47,649	(5)
Value of stock options vested and restricted stock with lapsed restrictions	$-0-		$1,656,768	(6)
Cash bonus under Annual Incentive Plan	$-0-	(7)	$2,085,000	(8)
Tax gross-up	$-0-		$1,921,184	(9)
Total	$1,659,776		$7,795,601

(1)	Assumes annual salary effective January 1, 2007.
(2)
Under Mr. Byers’ employment agreement, Mr. Byers would receive continuation of annual salary for the remaining term of his employment. This would be for two years, assuming the employment agreement was not renewed and Mr. Byers’ employment was terminated on December 31, 2006.

(3)	Under Mr. Byers’ severance agreement, Mr. Byers would receive a lump sum payment equal to three times his base salary then in effect.
(4)
As provided under Mr. Byers’ employment agreement, Mr. Byers would receive continuation of, or payment of cost of, benefits for the remaining two-year term of employment, assuming the employment agreement was not renewed and Mr. Byers’ employment was terminated on December 31, 2006. These benefits include life, health and disability insurance; benefits under our Defined Benefit Plan and SERP; employer contributions to our 401(k) Plan; and perquisites.

(5)	Under Mr. Byers’ severance agreement, he would receive continuation of, or payment of the cost of, “welfare benefits” for 24 months. Welfare benefits include life, health, and disability insurance.
(6)
As provided in our Omnibus Incentive Plan, in the case of stock options, sum includes “in-the-money” amount (based on the closing price of FPIC common stock) of all previously unexercisable options at December 31, 2006. In the case of restricted stock, sum includes number of previously unvested shares multiplied by the closing price of FPIC common stock on December 31, 2006.

(7)	Payment of any bonus would be in the discretion of the Compensation Committee.
(8)
As provided under Mr. Byers’ severance agreement, Mr. Byers would receive a lump sum payment of three times the greater of his target bonus for the current year or the average annual bonus for the three prior years. The amount shown is three times Mr. Byers’ 2007 target bonus.

(9)
Upon a change in control of the Company, Mr. Byers may be subject to certain excise taxes pursuant to Section 4999 of the Code. We have agreed to reimburse Mr. Byers for all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The calculation of the Section 4999 gross-up amount in the above tables is based upon a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate.

Mr. Divita:
Executive Benefits and Payments upon Termination	Not in connection with change in control		In connection with a change of control
Base salary (1)	$335,000	(2)	$670,000	(3)
Continuation of benefits	$64,205	(4)	$43,566	(5)
Value of stock options vested and restricted stock with lapsed restrictions	$-0-		$209,635	(6)
Cash bonus under Annual Incentive Plan	$-0-	(7)	$335,000	(8)
Total	$399,205		$1,258,201

(1)	Assumes annual salary effective January 1, 2007.
(2)
Under Mr. Divita’s employment agreement, Mr. Divita would receive continuation of annual salary for the remaining term of his employment. This would be for one year, assuming the employment agreement was not renewed and Mr. Divita’s employment was terminated on December 31, 2006.

(3)	Under Mr. Divita’s severance agreement, Mr. Divita would receive a lump sum payment equal to two times his base salary then in effect.
(4)
As provided under Mr. Divita’s employment agreement, Mr. Divita would receive continuation of, or payment of the cost of, benefits for the remaining one year term of employment, assuming the employment agreement was not renewed and Mr. Divita’s employment was terminated on December 31, 2006. These benefits include life, health and disability insurance; benefits under our Defined Benefit Plan and Excess Benefit Plan; employer contributions to our 401(k) Plan; and perquisites.

(5)	Under Mr. Divita’s severance agreement, he would receive continuation of, or payment of the cost of, “welfare benefits” for 24 months. Welfare benefits include life, health, and disability insurance.
(6)
As provided in our Omnibus Incentive Plan, in the case of stock options, sum includes “in-the-money” amount (based on the closing price of FPIC common stock) of all previously unexercisable options at December 31, 2006. In the case of restricted stock, sum includes number of previously unvested shares multiplied by the closing price of FPIC common stock on December 31, 2006.

(7)	Payment of any bonus would be in the discretion of the Compensation Committee.
(8)
As provided under Mr. Divita’s severance agreement, Mr. Divita would receive a lump sum payment of two times the greater of his target bonus for the current year or the average annual bonus for the three prior years. The amount shown is two times Mr. Divita’s 2007 target bonus.

Mr. White:
Executive Benefits and Payments upon Termination	Not in connection with change in control		In connection with a change of control
Base salary (1)	$420,000	(2)	$840,000	(3)
Continuation of benefits	$143,072	(4)	$49,264	(5)
Value of stock options vested and restricted stock with lapsed restrictions	$-0-		$263,572	(6)
Cash bonus under Annual Incentive Plan	$-0-	(7)	$420,000	(8)
Total	$563,072		$1,572,836

(1)	Assumes annual salary effective January 1, 2007.
(2)
Under Mr. White’s employment agreement, Mr. White would receive continuation of annual salary for the remaining term of his employment. This would be for one year, assuming the employment agreement was not renewed and Mr. White’s employment was terminated on December 31, 2006.

(3)	Under Mr. White’s severance agreement, Mr. White would receive a lump sum payment equal to two times his base salary then in effect.
(4)
As provided under Mr. White’s employment agreement, Mr. White would receive continuation of, or payment of the cost of, benefits for the remaining one year term of employment, assuming the employment agreement was not renewed and Mr. White’s employment was terminated on December 31, 2006. These benefits include life, health and disability insurance; benefits under our Defined Benefit Plan and Excess Benefit Plan; employer contributions to our 401(k) Plan; and perquisites.

(5)	Under Mr. White’s severance agreement, he would receive continuation of, or payment of the cost of, “welfare benefits” for 24 months. Welfare benefits include life, health, and disability insurance.
(6)
As provided in our Omnibus Incentive Plan, in the case of stock options, sum includes “in-the-money” amount (based on the closing price of FPIC common stock) of all previously unexercisable options at December 31, 2006. In the case of restricted stock, sum includes number of previously unvested shares multiplied by the closing price of FPIC common stock on December 31, 2006.

(7)	Payment of any bonus would be in the discretion of the Compensation Committee.
(8)
As provided under Mr. White’s severance agreement, Mr. White would receive a lump sum payment of two times the greater of his target bonus for the current year or the average annual bonus for the three prior years. The amount shown is two times Mr. White’s 2007 target bonus.

Death or Disability. In the event of Mr. Byers’ death, under the SERP Mr. Byers’ surviving spouse would be eligible to receive a death benefit equal to a life annuity in the amount of approximately $25,000 per year, or 50% of the retirement benefit Mr. Byers would otherwise have been eligible to receive, beginning on the date Mr. Byers would have been deemed to be age 55. The amount shown is equal to 50% of Mr. Byers’ estimated normal retirement benefit, multiplied by a .4892 early retirement factor. Mr. Byers’ beneficiary would also receive the $1,300,000 proceeds of executive life insurance policies paid for by us. In addition, the shares of restricted stock held by Mr. Byers (39,199 shares with an aggregate market value of $1,527,585 at December 31, 2006) would vest upon his death.

In the event of Mr. Byers’ disability, under the SERP and our Defined Benefit Plan Mr. Byers would be eligible to receive, beginning at age 65, a disability benefit equal to approximately $300,000 per year, or 60% of his average base salary (less social security benefits) during 2004, 2005 and 2006, assuming he became disabled on December 31, 2006. Mr. Byers would also receive $147,600 per year under a disability insurance policy paid for by us. In addition, the shares of restricted stock held by Mr. Byers (39,199 shares with an aggregate market value of $1,527,585 at December 31, 2006) would vest upon his disability.

In the event of the death of either Messrs. Divita or White, their surviving spouses would be eligible to receive a death benefit under our Defined Benefit Plan and Excess Benefit Plan. Their beneficiaries would also receive the proceeds ($100,000 in the case of Mr. Divita and $600,000 in the case of Mr. White) of executive life insurance policies paid for by us. In addition, the shares of restricted stock held by them (in the case of Mr. Divita, 4,273 shares with an aggregate market value of $166,519 at December 31, 2006; in the case of Mr. White 5,106 shares with an aggregate market value of $198,981 at December 31, 2006) would vest upon their death.

In the event of disability of either Messrs. Divita or White, they would receive benefits ($150,000 per year in the case of Mr. Divita and $96,696 in the case of Mr. White) under disability insurance policies paid for by us. In addition, the shares of restricted stock held by them (in the case of Mr. Divita, 4,273 shares with an aggregate market value of $166,519 at December 31, 2006; in the case of Mr. White 5,106 shares with an aggregate market value of $198,981 at December 31, 2006) would vest upon their disability.

Payment of any amount under our 2007 Senior Executive Annual Incentive Plan in the event of their death or disability would be in the discretion of the Compensation Committee.

Other Change in Control Benefits. Outstanding awards of restricted stock or stock options made under our Omnibus Incentive Plan vest immediately upon a change in control, regardless of whether an executive’s employment is terminated. At December 31, 2006, the value of shares of unvested restricted stock and unexercisable stock options was: $1,656,768 for Mr. Byers; $209,635 for Mr. Divita; and $263,572 for Mr. White.

In addition, upon a change in control each vested participant in our Excess Benefit Plan will receive an immediate lump sum distribution of the present value of his or her accrued benefit in the plan as of the date of such change in control and, upon retirement or termination of employment a lump sum distribution of the present value of the additional benefit, if any, accrued under the plan after the date of the change in control. At December 31, 2006, the accrued benefit of Mr. Divita was $12,842, and the accrued benefit of Mr. White was $195,750.

Equity Compensation Plan Information
Under our equity compensation plans, we may grant incentive stock options, non-qualified stock options and restricted stock to individuals. The number of securities remaining available for future issuance under equity compensation plans includes stock option and restricted stock grants. Information concerning our securities authorized for issuance under equity compensation plans as of December 31, 2006 is provided below.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	913,253	$19.29	1,030,195
Equity compensation plans not approved by security holders	--	$--	--
Total	913,253	$19.29	1,030,195

(1)
Under our equity compensation plans, we have granted shares in the form of restricted stock awards. As of December 31, 2006, there were 88,071 issued and outstanding shares of such awards under these plans. Because there is no exercise price associated with restricted share awards, which are granted to employees and directors at no cost, such shares are not included in the weighted average exercise price calculation.

Compensation Committee Interlocks and Insider Participation

During 2006, none of our executive officers served as a director of, or as a member of the compensation or equivalent committee of, any other entity, one of whose executive officers served on our Compensation Committee or otherwise as a member of the Board of Directors.

Proposal 2
Approval of the FPIC Insurance Group, Inc.
2007 Senior Executive Annual Incentive Plan

The shareholders of the Company are being asked to approve the FPIC Insurance Group, Inc. 2007 Senior Executive Annual Incentive Plan, which is attached to this Proxy Statement as Annex B (the “Incentive Plan”). The Company is establishing the Incentive Plan pursuant to which the Company may grant cash incentive awards to its executive officers based on the satisfaction of pre-established performance goals set forth in the Incentive Plan. The purpose of the Incentive Plan is to motivate and reward executive officers of the Company and its subsidiaries through the payment of such annual cash incentive awards.

The Incentive Plan is designed to take into account Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended, which generally denies corporate tax deductions for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company as of the end of the Company’s taxable year (“Covered Employees”). Certain types of compensation, including performance-based compensation, are excluded from this deduction limit. In an effort to ensure that compensation payable under the Incentive Plan to Covered Employees will qualify as performance-based compensation, the material terms of the performance goals in the Incentive Plan must be disclosed to and approved by shareholders before the compensation is paid. The material terms of the Incentive Plan and the performance measures described below are being submitted for approval by our shareholders at the annual meeting. Upon shareholder approval, we believe that qualified awards payable pursuant to the Incentive Plan will be deductible for federal income tax purposes under most circumstances, but there can be no assurance in this regard. By approving the Incentive Plan, you will be approving, among other things, the performance measures, eligibility requirements and annual incentive award limits contained therein.

Approval of the Incentive Plan requires that the number of votes cast at the meeting in favor of the proposal exceed the number of votes cast against.

The Plan. On December 9, 2006, our Board of Directors adopted the Incentive Plan, subject to approval of our shareholders at the annual meeting. The following description of the material terms of the Incentive Plan is qualified in its entirety by reference to the complete text set forth in Annex B.

Administration. The Incentive Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has sole authority to make rules and regulations relating to the administration of the Incentive Plan, and any interpretations and decisions of the Compensation Committee with respect to the Incentive Plan are final and binding.

Eligibility. The Compensation Committee, in its sole discretion, determines those Covered Employees of the Company who will be eligible to participate in the Incentive Plan for a given period of twelve months or less (a “Plan Year”). Participation in the Incentive Plan by a participant during a given Plan Year does not entitle continued participation by such participant in any subsequent Plan Year. Participants are not entitled to receive compensation under the Incentive Plan if the shareholders fail to approve the material terms of the performance goals with respect to such Covered Employees.

Plan Features.  The Incentive Plan provides for the payment of cash incentive awards to participants designated by the Compensation Committee, which payments may be conditioned upon the attainment of such pre-established objective performance goals as the Compensation Committee shall determine.

Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (“Qualified Awards”) must be based solely upon one or more of the following: stock price; premiums (whether written, earned or otherwise); revenues; earnings, including operating earnings; shareholders’ equity (whether including or excluding intangibles); return on equity; assets; return on assets; capital; return on capital; economic value added; operating margins; cash flow; shareholder return; expenses; combined ratio; expense ratio; loss ratio; underwriting results; debt-to-capital ratio; or market share. Any of these performance criteria may be on a per share basis. Awards other than Qualified Awards may be described in any terms that are related to the performance of the individual participant or the subsidiary, business unit, division, or department of the Company or the function with any of the foregoing performed by the participant.

The designation of award recipients and the amount of such awards is determined by the Compensation Committee pursuant to the applicable pre-established performance goals and other rules established by the Compensation Committee.

No award under the Incentive Plan granted in any Plan Year to a participant may exceed 200% of a participant’s base salary in effect at the beginning of a Plan Year.

Amendment and Discontinuance. The Board of Directors or the Compensation Committee has the right to modify, suspend, or terminate the Incentive Plan at any time.

New Plan Benefits. Awards under the Incentive Plan are discretionary and will depend on the achievement of established performance goals. Therefore, it is not possible to determine the amount of the benefits that may become payable under the Incentive Plan. In December 2006, the Compensation Committee approved cash bonus award levels for our executive officers for 2007, subject to approval of the Incentive Plan by our shareholders at the annual meeting. These target bonus levels were: 100% of base salary for Mr. Byers; and 50% of base salary for Messrs. Divita and White. For 2007, the target annual bonus amounts for our executive officers under the Incentive Plan, assuming that actual performance against the performance objectives established by the Compensation Committee results in an annual bonus at 100% of the target bonus, would be as follows: Mr. Byers: $695,000; Mr. Divita: $167,500; and Mr. White: $210,000. Actual bonus amounts could be more or less than the target bonus amounts described above, depending on the actual performance against the performance objectives.

Tax Consequences. Upon receipt of cash awards under the Incentive Plan, the recipient will have taxable ordinary income for federal income tax purposes, in the year of receipt, equal to the amount of cash received. Unless limited by Section 162(m) of the Code, we will be entitled to a tax deduction in the amount and at the time the recipient recognizes compensation income. This discussion of the tax consequences of awards under the Incentive Plan does not purport to be complete in that it discusses only federal income tax consequences and it does not discuss tax consequences that may arise in special circumstances, such as death of the participant.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE 2007 SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN.

Beneficial Ownership of FPIC Common Stock

Principal Shareholders

The following table sets forth certain information with respect to the only persons known to us that beneficially owned more than 5% of the outstanding shares of FPIC common stock as of December 31, 2006. This information is based on the Statements on Schedule 13G filed by these shareholders with the SEC.

	Shares
	Beneficially	Percentage
Name of Beneficial Owner	Owned	of Ownership
Dimensional Fund Advisors, Inc. (1)	886,646	8.50%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Davis Selected Advisers, L.P.	586,409	5.62%
2949 East Elvira Road, Suite 101
Tuscon, Arizona 85706

Wellington Management Company, LLP (2)	733,620	7.03%
75 State Street
Boston, Massachusetts 02109

(1)
Dimensional Fund Advisors, Inc. (“Dimensional”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares. All shares reported are owned by advisory clients of Dimensional, no one of which, to the knowledge of Dimensional, owns more than five percent of the class. Dimensional disclaims beneficial ownership of such shares.

(2)
The securities as to which this Schedule 13G is filed by Wellington Management Company, LLP (“Wellington”), in its capacity as investment advisor, are owned of record by clients of Wellington. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of the class. In its role as investment advisor, Wellington possesses shared power to vote or to direct the vote of 594,820 shares and shared power to dispose or to direct the disposition of 733,620 shares.

Beneficial Ownership by Directors and Executive Officers

The following table sets forth as of March 15, 2007, the beneficial ownership of FPIC common stock by each of our directors, by each of our executive officers serving as such on December 31, 2006, and all of our directors and executive officers as a group.

	Shares
	Beneficially	Percentage
Name of Beneficial Owner	Owned[1]	of Ownership[2]
John K. Anderson, Jr. [3]	31,133	*
Richard J. Bagby, M.D. [3,4]	26,933	*
Robert O. Baratta, M.D. [3]	66,958	*
John R. Byers [5]	436,793	4.2%
M. C. Harden, III [3]	36,133	*
Kenneth M. Kirschner [3]	21,333	*
Terence P. McCoy, M.D.[3,6]	37,409	*
John G. Rich [3]	7,020	*
Joan D. Ruffier [3]	25,833	*
Guy T. Selander, M.D.[3]	58,533	*
David M. Shapiro, M.D.[3]	59,153	*
Charles Divita, III [7]	39,409	*
Robert E. White, Jr. [8]	88,592	*
All directors and executive officers as of a group (13 persons) [9]	935,232	9.2%

*	Less than 1.0% of the total outstanding shares of FPIC common stock.
[1]	Shares beneficially owned include unvested restricted shares.
[2]

Based on an aggregate of (i) the number of shares of FPIC common stock outstanding at March 15, 2007 and (ii) options held by the person shown that are vested as of March 15, 2007, or that are exercisable within 60 days of March 15, 2007.

[3]	Includes shares that may be acquired upon exercise of vested nonqualified options, as follows:

Mr. Anderson	23,333	Dr. McCoy	13,333
Dr. Bagby	18,333	Mr. Rich	5,833
Dr. Baratta	13,333	Ms. Ruffier	18,333
Mr. Harden	23,333	Dr. Selander	48,333
Mr. Kirschner	18,333	Dr. Shapiro	46,333

[4]	Includes 5,175 shares held for Dr. Bagby’s grandson.
[5]

Includes (i) 380,900 shares that may be acquired upon the exercise of vested options and (ii) 28,986 shares of unvested restricted stock granted January 26, 2005, one-third of which will vest on the anniversary of grant in 2008, 2010 and 2012.

[6]	Excludes 7,200 shares held in trust for Dr. McCoy’s son as to which Dr. McCoy disclaims beneficial ownership.
[7]	Includes 26,950 shares that may be acquired upon exercise of vested options and 1,279 shares held in his account in our 401(k) Plan.
[8]	Includes 71,950 shares that may be acquired upon exercise of vested options.
[9]

Includes an aggregate of 724,314 shares that may be acquired upon the exercise of vested options. Excludes 7,200 shares held by or on behalf of family members as to which beneficial ownership is disclaimed.

Section 16(a)
Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and related regulations require executive officers, directors and persons who beneficially own more than 10% of the outstanding shares of FPIC common stock:

—	to file reports of their ownership and changes in ownership of common stock with the SEC and Nasdaq; and
—	to furnish us with copies of the reports.

Based solely on written representations from certain persons and on our review of the reports filed, we believe that all filing requirements have been timely met during 2006.

Certain Relationships and Related Transactions

M. C. Harden, III, a director of the Company, is also chairman of the Board, president and chief executive officer and a majority shareholder of Harden & Associates, an insurance broker and risk management and employee benefits consultant located in Jacksonville, Florida. Harden & Associates acts as an agent for First Professionals and for APAC. Harden & Associates earned approximately $353,575 of commission income from us during 2006 as a result of this agency relationship. Harden & Associates also acts as a broker for us in the procurement of various business insurance coverages. Harden & Associates earned approximately $72,624 during 2006 as a result of its brokerage relationship with us.

We paid a law firm located in Jacksonville, Florida, of which Kenneth M. Kirschner, Vice Chairman of our Board of Directors, is a shareholder, approximately $194,600 in 2006.

We paid a law firm located in South Florida, of which Edwin Mortell, III, a son-in-law of Robert O. Baratta, M.D., Chairman of our Board of Directors, is a shareholder, approximately $600,000 in 2006.

Policies and Procedures Relating to Transactions with Related Persons

Transactions with related persons are reviewed, approved or ratified in accordance with the policies and procedures set forth in our Code of Conduct and employee handbook, the procedures described below with respect to director and officer questionnaires, and the other procedures described below.

Our Code of Conduct and employee handbook provide that conflicts of interest are prohibited as a matter of Company policy, except when reported to and approved by our Board. Any employee, officer or director who becomes aware of a conflict or potential conflict is required to bring the matter to the attention of a supervisor, manager or other appropriate personnel. A conflict of interest exists when an individual’s personal interest, or that of a family member or other related party, is adverse to or otherwise in conflict with the interests of the Company. Our Code of Conduct and employee handbook set forth several examples of conflicts of interest, including:

—	engaging in business in competition with the Company;
—	executive officers’ serving on the boards of directors of other entities without approval of our Board;
—	having an interest in a company that transacts business with the Company;
—	providing or receiving special treatment to or from persons conducting business with the Company; or
—	giving or receiving gifts in excess of Company guidelines.

Each year we require all our directors, nominees for director and our executive officers to complete and sign a questionnaire in connection with the solicitation of proxies for use at our annual shareholders meeting. The purpose of the questionnaire is to obtain information, including information regarding transactions with related persons, for inclusion in our proxy statement or annual report.

In addition, we annually review SEC filings made by beneficial owners of more than five percent of any class of our voting securities to determine whether information relating to transactions with such persons needs to be included in our proxy statement or annual report.

Proposal 3
Ratification of Appointment of
Independent Registered Certified Public Accounting Firm

Our Board of Directors has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to act as our independent registered certified public accounting firm (“Independent Accounting Firm”) for 2007, subject to satisfactory completion of fee negotiations later in 2007. PricewaterhouseCoopers was initially appointed and has served as our Independent Accounting Firm since 2000. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement, if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR 2007.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers for the years ended December 31, 2006 and 2005, were:

	2006	2006 Percentage of Total Fees	2005	2005 Percentage of Total Fees
Audit Fees	$1,307,000	84%	$1,265,000	76%
Audit-Related Fees	17,900	1%	100,400	6%
Tax Fees	221,200	14%	281,000	17%
All Other Fees	7,500	1%	19,000	1%
Total Fees	$1,553,600	100%	$1,665,400	100%

Audit Fees for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered for the audits of our consolidated financial statements and subsidiary audits, including internal control reviews, statutory audits, consents and assistance with review of periodic reports and other documents filed with the SEC, including registration statements. PricewaterhouseCoopers has represented to us that no professional services of PricewaterhouseCoopers relating to the audit of our financial statements for the most recent year were performed by other than full-time, permanent employees of PricewaterhouseCoopers.

Audit-Related Fees for the years ended December 31, 2006 and 2005, respectively, were for services related to accounting consultations concerning financial accounting and reporting standards.

Tax Fees for the years ended December 31, 2006 and 2005, respectively, were for services related to tax compliance, including the preparation of tax returns, tax planning services and tax advice services and assistance with Internal Revenue Service audits during 2006 and 2005.

All Other Fees for the years ended December 31, 2006 and 2005, respectively, were for software license fees for a technical accounting research tool.

The Audit Committee has considered the nonaudit services provided by PricewaterhouseCoopers during 2006 and believes such services to be compatible with maintaining PricewaterhouseCoopers’ independence.

All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by the Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Exchange Act, and the rules thereunder.

All services to be performed for us by our Independent Accounting Firm must be pre-approved by the Audit Committee or a designated member of the Audit Committee pursuant to the committee’s pre-approval policy to ensure that the provision of such services does not impair the independence of our Independent Accounting Firm.

The Audit Committee has adopted procedures for general and specific pre-approval of audit and nonaudit services performed by our Independent Accounting Firm. Any proposed service exceeding pre-approval levels, or not contemplated by the pre-approval policy, requires specific pre-approval by the Audit Committee.

Audit services pre-approved for 2006 include financial and statutory audits, internal control reviews, services associated with SEC filings and consultations regarding the impact of final or proposed rules, standards and interpretations by the SEC or other regulatory or standard setting bodies.

Audit related services pre-approved for 2006 include due diligence services, agreed-upon or expanded procedures, attestation services and consultations as to accounting or disclosure treatment of transactions not otherwise included in audit services.

Tax services pre-approved for 2006 primarily include services related to federal and state tax compliance and tax planning.

Prohibited services identified by the Audit Committee include services relating to preparation of accounting records or financial statements, information systems design and implementation, appraisal or valuation, internal audit, management, human resources, investment matters, legal issues and actuarial calculations.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other previous or future filings by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

The Audit Committee of the Board of Directors of the Company is composed of four directors, each of whom has been determined to be independent as defined in the listing standards of Nasdaq. The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter complies with all current regulatory requirements. A copy of the charter is attached as Annex A.

The Audit Committee oversees the Company’s accounting, financial reporting and related internal control processes and the audits of the Company’s financial statements. The Audit Committee also provides assistance to the Board of Directors with respect to its oversight of the integrity of the Company’s financial statements and oversees the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s Independent Accounting Firm, and the performance of the Company’s internal audit function.

The effectiveness of the Audit Committee is evaluated by the Board of Directors as required by the Sarbanes-Oxley Act of 2002 and Nasdaq. The Board of Directors, after review and consideration, acknowledged the effectiveness of the Audit Committee during 2006.

As set forth in the Audit Committee’s charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The Company’s Independent Accounting Firm is responsible for planning and carrying out proper annual audits and quarterly reviews of the Company’s financial statements. The Company’s Independent Accounting Firm expresses opinions as to (i) the conformity of the annual financial statements with GAAP; (ii) management’s assessment as to the effectiveness of internal control over financial reporting; and (iii) the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee are not employees of the Company and, as such, it is not the duty or responsibility of the Audit Committee or its members to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Audit Committee rely on information, opinions, reports and statements, including financial statements and other financial data, prepared or presented by officers or employees of the Company, legal counsel, the Company’s Independent Accounting Firm or other persons with professional or expert competence. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, policies or appropriate internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

Furthermore, the Audit Committee’s considerations and discussions referred to above do not ensure that the audit of the Company’s financial statements by the Company’s Independent Accounting Firm has been carried out in accordance with standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with GAAP or that the Company’s Independent Accounting Firm is in fact “independent.”

During 2006, the Audit Committee held eight meetings, with members of the Company’s senior management participating in all of its meetings and with the Independent Accounting Firm participating in seven of its meetings. The Audit Committee’s agenda includes, when appropriate, separate private sessions with the Company’s Independent Accounting Firm, independent actuary and internal auditor, at which time candid discussions regarding financial management, accounting and internal control issues take place with the Independent Accounting Firm and internal auditor and discussions regarding actuarial assumptions and related issues take place with the independent actuary. During 2006 and through March 31, 2007 the Company’s Independent Accounting Firm met in private sessions with the Audit Committee nine times; and the Company’s internal auditor met in a private session with the Audit Committee ten times. The Audit Committee’s chairman, together with members of senior management of the Company, establishes the Audit Committee’s agenda.

During 2006, in connection with its oversight of the Company’s financial reporting process, the Audit Committee, among other things:

—
Reviewed and discussed with management and with representatives of PricewaterhouseCoopers, the Company’s Independent Accounting Firm, the Company’s internal control over financial reporting, including a review of management’s and the Company’s Independent Accounting Firm’s assessment of reports on the effectiveness of the Company’s internal controls over financial reporting and any significant deficiencies or material weaknesses;

—
Considered, reviewed and discussed the Company’s overall audit scope and audited financial statements with management and the Company’s Independent Accounting Firm, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosure in the financial statements, as well as critical accounting policies;

—
Reviewed and discussed with management and with representatives of the Company’s Independent Accounting Firm the Company’s unaudited quarterly financial statements contained in its Quarterly Reports on Form 10-Q and its quarterly earnings announcements;

—
Discussed with the Company’s Independent Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

—
Received the written disclosures and the letter from the Independent Accounting Firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, including disclosures with respect to nonaudit services provided by the Independent Accounting Firm;

—
Considered whether the provision of all nonaudit services by the Independent Accounting Firm is compatible with maintaining the Independent Accounting Firm’s independence and discussed such independence with the Company’s Independent Accounting Firm;

—	Recommended to the Board of Directors the engagement of PricewaterhouseCoopers as the Company’s Independent Accounting Firm for the year ended December 31, 2006; and
—
In reliance upon the reports, reviews and discussions described in this report and subject to the limitations on the role and responsibilities of the Audit Committee, certain of which are referred to above and are more fully described in the Audit Committee’s written charter, the Audit Committee further recommended to the Board of Directors and the Board of Directors approved, inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

AAudit Committee Report
Submitted by:

John K. Anderson, Jr., Chairman
Terence P. McCoy, M.D.
John G. Rich
Joan D. Ruffier

Additional Information

Other Matters

Our Board of Directors knows of no other matters that may properly be presented to the annual meeting. If any other matters do properly come before the annual meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

Shareholder Proposals and Nominations

We must receive proposals of shareholders intended to be presented at the 2008 annual meeting of shareholders, on or before December 15, 2007, in order for the proposals to be eligible for inclusion in our proxy statement and proxy materials relating to that meeting. These proposals should be sent to our principal executive office via facsimile transmission to (904) 633-9579, or by mail to the Office of the Secretary, 225 Water Street, Suite 1400, Jacksonville, Florida 32202, or by e-mail to ir@fpic.com, Attention: Secretary. Any such proposals must comply with SEC Rule 14a-8.

In addition, under Article I, Section 12 of our bylaws and pursuant to Rule 14a-5(e)(2) of the SEC, a proposal for action to be presented by any shareholder at the annual meeting of shareholders is out of order and will not be acted upon unless:

—	the proposal is specifically described in our notice to all shareholders of the meeting and the matters to be acted upon at the meeting, or
—
the proposal has been submitted in writing to the Secretary by fax, mail or e-mail, has been received at our principal executive office before December 15, 2007, and is an appropriate subject for shareholder action under law.

To be in proper form, a shareholder’s notice to the Secretary regarding nominations for election as a director or business proposed to be brought before any shareholder meeting must set forth the following:

—	the name and address of the shareholder who intends to make the nominations or to propose the business and, if applicable, the name and address of the person or persons to be nominated;
—
a representation that the shareholder is a holder of record of our common stock entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons or to propose the business specified in the notice;

—
if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

—
such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or the matter been proposed, by the Board of Directors; and

—	if applicable, the consent of each nominee to serve as director of the Company if so elected.

The chairman of the meeting will refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure.

   Shareholder Communication with Directors

Shareholders who wish to communicate with the Board of Directors or with a particular director may send a letter to the Secretary of the Company at 225 Water Street, Suite 1400, Jacksonville, Florida 32202. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2006, including financial statements, financial statement schedules and a listing of all exhibits, is contained in our 2006 annual report to shareholders, which is being provided to each shareholder solicited. We will also furnish upon request a copy of any exhibit, upon payment of a reasonable fee to cover the cost of copying and mailing the exhibit. Requests should be directed to the attention of Investor Relations, FPIC Insurance Group, Inc., 225 Water Street, Suite 1400, Jacksonville, Florida 32202. Requests may also be submitted through our website at www.fpic.com, via e-mail at ir@fpic.com or by calling Investor Relations at (904) 354-2482 ext. 3612.

Solicitation of Proxies

The cost of the solicitation of proxies, including preparing and mailing the notice of annual meeting of shareholders, this Proxy Statement and the proxy card and voting instruction form, will be borne by us. Following the mailing of this Proxy Statement, our directors, officers and employees may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation.

Brokerage houses and other nominees, fiduciaries and custodians that are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by us for their charges and expenses in connection therewith at customary and reasonable rates.

Jacksonville, Florida
April 13, 2007

Annex A

FPIC INSURANCE GROUP, INC.

Charter of the
AUDIT COMMITTEE
of the Board of Directors

Revised: December 8, 2006

I.	Purpose

There shall be a committee of the Board of Directors (the “Board”) of FPIC Insurance Group, Inc. (the “Company”) to be known as the Audit Committee (the “Committee”).

The purpose of the Committee shall be to (i) oversee the accounting, financial reporting and related internal control processes of the Company and its subsidiaries and audits of the financial statements of the Company and its subsidiaries; and (ii) provide assistance to the Board of Directors with respect to its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered certified public accounting firm (“Independent Accountant”) and the performance of the Company’s internal audit function.

This charter (the “Charter”) governs the operations of the Committee. The Committee shall review and reassess the adequacy of the Charter at least annually and recommend any changes to the Board.

II.	Membership
	A.	COMPOSITION.
The Committee will consist of not less than three and not more than five directors, each of whom will be an “independent director” as required by the relevant rules of the National Association of Securities Dealers Automated Quotation, Inc. (“Nasdaq”), the United States Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002 (the “Act”).

Terms of Committee members will be three years with a rotating schedule. At the discretion of the Board, the term of any member of the Committee or the Committee Chair may be extended.

B.	QUALIFICATIONS.
Each member of the Committee shall, in the business judgment of the Board, have the qualities, competencies and experience that would be valuable to providing direction on behalf of the Board.

1.  Independence. The Board shall make a good faith determination that each member of the Committee is independent, in accordance with the provisions of the Act and the rules promulgated thereunder, including without limitation, Rule 10A-3, as amended, as well as the relevant Nasdaq rules. To be “independent,” a member of the Committee must not be an officer or employee of the Company or any of its subsidiaries or have any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment of a Committee member.

Without limiting the foregoing, each member must not:

h  have any relationship that disqualifies such person from being deemed independent under the Nasdaq rules;

h  have been employed by the Company or any of its affiliates for the current year or any of the past three years;

h    have accepted, or have a Family Member who has accepted, any payments in excess of $60,000 from the Company or any of its affiliates during the current year or any of the past three fiscal years other than (i) compensation for service on the Board; (ii) payments arising solely from investments in the Company’s securities; (iii) benefits under a tax-qualified retirement plan or non-discretionary compensation; (iv) loans from a financial institution provided that the loans were made in the ordinary course of business or on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with the general public, did not involve more than a normal degree of risk or other unfavorable factors and were not otherwise subject to disclosure under Item 404 of Regulation S-K; (v) payments from a financial institution in connection with the deposit of funds or the financial institution acting in an agency capacity, provided that the payments were made in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable transactions with the general public, did not involve more than a normal degree of risk or other unfavorable factors and were not otherwise subject to disclosure under Item 404 of Regulation S-K; (vi) loans permitted in accordance with the Act or (vii) compensation paid to a Family Member who is a non-executive employee of the Company or a parent or subsidiary of the Company;

h  be, or have a Family Member who is, a current partner of the Company’s Independent Accountant or was a partner or employee of the Company’s Independent Accountant or who worked on the Company’s audit during any of the past three years;

h  be, or have a Family Member who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer;

h  be, or have a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received payments for property or services in the current year or any of the past three fiscal years (other than those arising solely from investments in the Company’s securities or payments under a non-discretionary charitable contributions matching program) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more;

h  be, or have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers served on that entity’s compensation committee;

h  have participated in the preparation of the financial statements of the Company or any subsidiary of the Company at any time during the past three years; or

h  be an “affiliated person” of the Company or any of its subsidiaries.

“Family Member” shall mean a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

2.   Financial Literacy. Each member must be able to read and understand fundamental financial statements. At least one member of the Committee must be a “financial expert” in accordance with the provisions of the Act and the rules promulgated thereunder and the relevant Nasdaq rules. The name of the Committee’s “audit committee financial expert” shall be disclosed; including whether he or she is independent of management (if the Board determines there is no “audit committee financial expert,” the Company shall disclose why it does not have a qualifying individual). An “audit committee financial expert” must have:

h  past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication;

h  an understanding of Generally Accepted Accounting Principles of the United States (“GAAP”) and financial statements, including familiarity with Regulation S-X and other applicable rules and regulations of the SEC;

h  the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves;

h  experience: (i) preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to those that the issuer’s financial statements can reasonably be expected to raise; or (ii) actively supervising individuals engaged in these activities;

h  an understanding of internal controls and procedures for financial reporting; and

h  an understanding of audit committee functions.

The “audit committee financial expert” must have acquired these attributes through (i) education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor, or experience in a position that involves the performance of similar functions; (ii) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions; (iii) experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing, or evaluation of financial statements; or (iv) other relevant experience (a brief listing of which must be included as part of the Company’s disclosure).

      C.   COMPENSATION. No Committee member may directly or indirectly receive any compensation from the Company or any of its subsidiaries other than director’s fees for service as a director of the Company, including reasonable compensation for serving on the Committee or other committees of the Board.

      D.   REMOVAL AND REPLACEMENT. The members of the Committee may be removed or replaced, with or without cause, and any vacancies on the Committee may be filled, by the Board in accordance with the provisions set forth above in Section A of Article II.

III.	Meetings and Procedures

A.   MEETINGS. The Chairman of the Committee, in consultation with Committee members, shall determine the schedule and frequency of Committee meetings, provided that the Committee shall meet at least four (4) times per year. The Committee shall periodically meet separately with management, the internal auditor, the outside independent actuary and the Independent Accountant to discuss any matter that the Committee or any of the foregoing persons believes would be appropriate to discuss separately. The Committee shall also meet separately with the Independent Accountant at every meeting of the Committee at which the Independent Accountant is present.

The Committee shall, in accordance with the open policy of the Board, include in its meetings other members of the Board. Members of the Board who are not members of the Committee may not vote on matters that come before the Committee.

In addition, the Committee may invite to its meetings any member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities, other than any non-management director who satisfies applicable independence criteria.

B.   AGENDA. The Chairman of the Committee shall develop and set the Committee’s agenda, in consultation with other members of the Committee, the Board and management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee and the Board sufficiently in advance of each meeting to permit meaningful review.

C.   REPORTS TO THE BOARD. The Chairman of the Committee (or his or her designee) shall report to the entire Board following meetings of the Committee with respect to such matters as are relevant to the Committee's discharge of its duties and responsibilities and with respect to such recommendations as the Committee may deem appropriate.  The report to the Board may take the form of an oral or written report.  Minutes of each meeting of the Committee will be submitted to the Board and duly filed in the records of the Company.

D.   SELF-EVALUATION. The Committee shall conduct an annual performance self-evaluation, in accordance with the direction of the Board Governance Committee, and shall report to the entire Board the results of the self-evaluation.

IV.	Duties and Responsibilities

The Committee shall carry out the duties and responsibilities set forth below. These functions should serve as a guide with the understanding that the Committee may determine to carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing financial, legislative, regulatory, legal or other conditions.

The Committee shall also carry out any other duties and responsibilities delegated to it by the Board from time to time related to the purposes of the Committee outlined in Article I of this Charter.

The Committee shall provide assistance to the Board in fulfilling its responsibility to the Company’s shareholders, potential shareholders, the business and investment community and others relating to the Company’s corporate accounting and financial reporting practices, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, the legal compliance and ethics programs established by the Board and the quality and integrity of the Company’s financial statements.

The Committee may perform any function it deems appropriate under applicable law, the Company’s Bylaws and pursuant to the resolutions and other directives of the Board, including review of any certification required to be reviewed in accordance with the Act or the rules and regulations promulgated by the SEC and Nasdaq.

A.   GENERAL. The Committee shall:

h  discuss with management, the internal auditors and the Independent Accountant the adequacy and effectiveness of the Company’s internal control over financial reporting, including the Company’s systems to monitor the integrity of the Company’s financial reporting process, internal controls regarding finance and accounting compliance;

h  inquire of management, the Chief Financial Officer (“CFO”) and the Independent Accountant about significant risks or exposures facing the Company, assess the steps management has taken or proposes to take to minimize and manage such risks to the Company, and periodically review compliance with such steps;

h  inquire of the Chief Executive Officer (“CEO”) and CFO regarding the “quality of earnings” of the Company from a subjective as well as an objective standpoint;

h  monitor the independence and performance of the Company’s Independent Accountant;

h  provide a means of communication among the Independent Accountant, management and the Board;

h  review and reassess the adequacy of this Charter at least annually, submit the Charter to the Board for approval and have the document published at least every three years in accordance with SEC regulations;

h  review with management and the independent auditor the effect of any regulatory and accounting initiatives, as well as off-balance-sheet structures, if any;

h  review with management and the Independent Accountant the financial statements to be included in the Company’s SEC Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements;

h  review and approve all related party transactions potential conflict of interest situations where appropriate;

h  review the interim financial statements with management and the Independent Accountant prior to the filing of each of the Company’s SEC Quarterly Report on Form 10-Q. The Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the Independent Accountant under generally accepted auditing standards. The Chairman of the Committee may represent the entire Committee for the purposes of this review with the prior consent of the other members; and

h  pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its Independent Accountant, subject to the de minimis exception for non-audit services that are approved by the Committee prior to the completion of the audit.

The Chairman of the Committee may form and delegate authority to a member or a subcommittee consisting of one or more members, when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such member or subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

B.   FINANCIAL STATEMENT AND DISCLOSURE MATTERS. The Committee shall:

h  review and discuss with management and the Independent Accountant the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s SEC Annual Report on Form 10-K;

h  review and discuss with management and the Independent Accountant the Company’s quarterly financial statements prior to the filing of its SEC Quarterly Report on Form 10-Q, including the results of the Independent Accountant’s review of the quarterly financial statements;

h  discuss with management and the Independent Accountant significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies;

h  review and discuss with management and the Independent Accountant any material weakness or significant deficiencies in the Company’s internal controls over financial reporting, any special steps adopted in light of such matters and the adequacy of disclosures about changes in internal control over financial reporting;

h  review and discuss with management, including the internal auditor director, and the Independent Accountant the Company’s internal controls prior to the filing of the Company’s SEC Annual Report on Form 10-K;

h  review and discuss quarterly reports with the Independent Accountant including: (i) all critical accounting policies and practices used; (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Accountant; and (iii) other material written communications between the Independent Accountant and management, such as any management letter or schedule of unadjusted differences;

h  discuss with management the Company’s earnings press releases, including the use of non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made);

h  discuss with management and the Independent Accountant the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements;

h  discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;

h  discuss with the Independent Accountant the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management;

h  review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the SEC Annual Report on Form 10-K and SEC Quarterly Report on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls; and

h  ensure that a public announcement of the Company’s receipt of an audit opinion that contains a going concern qualification is made promptly.

C.   INDEPENDENT ACCOUNTANT. The Committee shall:

h  have the sole authority to appoint, determine funding for, and oversee the outside auditors (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the Independent Accountant (including resolution of disagreements between management and the Independent Accountant regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Independent Accountant shall report directly to the Committee;

h  have a clear understanding with management, the Board and the Independent Accountant that the Independent Accountant is ultimately accountable to the Board and the Committee, as a representative of the Company’s shareholders;

h  have the ultimate authority and responsibility to evaluate and, where appropriate, replace the Independent Accountant;

h  annually discuss with the Independent Accountant its independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board;

h  ascertain that the lead (or concurring) audit partner from any public accounting firm performing audit services, serves in that capacity for no more than five fiscal years of the Company. In addition, ascertain that any partner other than the lead or concurring partner serves no more than seven years at the partner level on the Company’s audit;

h  annually review and recommend to the Board the appointment of the Company’s Independent Accountant, including the establishment of the audit fees and pre-approval of any non-audit services provided by the Independent Accountant, including tax services, before the services are rendered;

h  discuss with the Independent Accountant the overall scope and plans for their respective audits, including the adequacy of staffing and compensation, prior to, and upon completion of, each audit;

h  meet separately with the Independent Accountant, with and without management present, to discuss the results of their examinations and any other matters required to be communicated to the committee by the Independent Accountant under generally accepted auditing standards;

h  review with the Independent Accountant all critical accounting policies and practices used by the Company and all alternative treatments of financial information within GAAP that have been discussed with management of the Company, the ramifications of each alternative, and the treatment preferred by the Company;

h  review all material written communications between the Independent Accountant and management, such as any management letter or schedule of unadjusted differences;

h  review with management and the Independent Accountant the Company’s annual financial statements and related footnotes, the Independent Accountant’s audit of the financial statements and its report thereon, the Independent Accountant’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting, any significant changes required in the Independent Accountant’s audit plan, any serious difficulties or disputes with management encountered during the audit, and matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication With Audit Committees (AICPA, Professional Standards, vol. 1, AU sec. 380), as amended, related to the conduct of the audit;

h  review and evaluate the lead partner of the Independent Accountant team;

h  obtain and review a report from the Independent Accountant at least annually regarding (i) the Independent Accountant’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; and (iii) any steps taken to deal with any such issues;

h  evaluate the qualifications, performance and independence of the Independent Accountant, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the accountant’s independence, and taking into account the opinions of management and internal auditors;

h  present its conclusions with respect to the Independent Accountant to the Board;

h  obtain from the Independent Accountant a formal written statement delineating all relationships between the Independent Accountant and the Company. It is the responsibility of the Committee to actively engage in a dialogue with the Independent Accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for purposes of taking, or recommending that the Board take, appropriate action to oversee the independence of the Independent Accountant.

h  ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis;

h  recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor;

h  discuss with the Independent Accountant material issues on which the national office of the Independent Accountant was consulted by the Company’s audit team.

D.   INTERNAL AUDITOR. The Committee shall:

h  review the organizational structure and qualifications of the internal auditor (or internal audit department), including reviewing the internal audit charter, the annual scope and plan of the internal auditor, the appointment and annual reviews of the senior internal auditor (or comparable officer) and summaries of findings prepared by the internal auditor together with management’s responses;

h  review with the Independent Accountant, the controller of the Company, and the CFO, the audit scope and plan of the internal auditors and the Independent Accountant. The Committee shall address the coordination of audit efforts to assure the completeness of coverage, reduction of redundant efforts, and the effective use of audit resources;

h  review with management and the CFO, the significant findings on internal audits during the year and management’s responses thereto, any difficulties the internal audit team encountered in the course of their audits, including any restrictions on the scope of their work or access to required information, any changes required in the scope of their internal audit, the internal auditing department budget and staffing, the internal auditor’s processes, the internal audit’s compliance with the Institute of Internal Auditors’ (IIA’s) Standards for the Professional Practice of Internal Auditing (Standards);

h  review and evaluate the appointment and replacement of the internal audit director;

h  review the significant reports to management prepared by the internal auditing department and management’s responses; and

h  discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

E.   LEGAL COMPLIANCE. The Committee shall:

h  on at least a quarterly basis, review with the Company’s corporate counsel (and outside counsel when appropriate) any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with laws and regulations and inquiries received from regulators or governmental agencies;

h  periodically review the Company’s policies on conduct and ethics to ensure that it is adequate and up-to-date;

h  review with the Company’s counsel the results of his or her review of the monitoring of compliance with the Company’s policies on conduct and ethics;

h  establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

h  review any complaints that might have been received, current status and resolution if one has been reached;

h  obtain from the Independent Accountant assurance that Section 10A(b) of the SEC Exchange Act has not been implicated by any such complaints, if appropriate;

h  obtain reports from management, the Company’s counsel, internal audit director and the Independent Accountant that the Company and its subsidiary/affiliated entities are in conformity with applicable legal requirements and the Company’s policies regarding conduct and ethics. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s policies regarding conduct and ethics;

h  discuss with management and the Independent Accountant any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies; and

h  discuss with the Company’s counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

F.   OTHER AUDIT COMMITTEE RESPONSIBILITIES. The Committee shall:

h  consider, with management, the rationale for employing audit firms other than the principal Independent Accountant;

h  review any submissions that have been received, the current status, and the resolution if one has been reached;

h  annually prepare a report to shareholders as required by the SEC. The report should be included in the Company’s annual proxy statement;

h  perform any other activities consistent with this Charter, the Company’s articles of incorporation, bylaws and governing law, as the Committee or the Board of Directors deems necessary or appropriate;

h  meet with the Company’s compliance officer as necessary, who shall report to the Committee as required by the Company’s policies on conduct and ethics;

h  review with management the policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the Independent Accountant;

h  review with the CEO and CFO, the level of human resources required for the finance, accounting and internal audit functions to perform their duties and responsibilities;

h  review with senior management succession planning within the functional areas of finance, accounting and internal audit;

h  participate in continuing education regarding topics of significance to the duties and responsibility of the Committee; expand knowledge of Company operations.

h  maintain minutes of meetings and submit the minutes of all meetings of the Committee to, or report on the matters discussed at each meeting with, the Board;

h  investigate any matter brought to the Committee’s attention within the scope of its duties and recommend to the CEO and the Board outside consultants or experts for dealing with it, if necessary; and

h  instruct both the Independent Accountant and the internal audit director that the Committee expects to be advised if there are any areas that require special attention or if they encounter any difficulty in securing access to appropriate management personnel or needed data.

The foregoing list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or deemed appropriate by the Committee or the Board for the performance of its oversight function. The Committee shall have the power to delegate its authority and duties to subcommittees or individual members of the Committee as it deems appropriate.

In carrying out these responsibilities, the Committee shall maintain flexible policies and procedures in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to ensure that the Company’s corporate accounting and financial reporting are in accordance with all requirements and are of the highest quality.

V.	Clarification of Audit Committee’s Role

The Committee’s primary responsibility is one of oversight. Notwithstanding any provision to the contrary in this Charter, the Committee does not have the responsibility for certifying the Company’s financial statements or guaranteeing the reports of the internal audit director or Independent Accountant. The Committee does not have the responsibility to conduct audits of the Company or to determine that the Company’s financial statements fairly present the financial condition and results of operations of the Company in accordance with generally accepted accounting principles. The fundamental responsibility for the Company’s financial statements and disclosures rests with the management and the Company’s Independent Accountant. It is also the responsibility of the CEO and senior management to ascertain and manage the Company’s exposure to risk.

It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with applicable law and regulations and of the Company’s Independent Accountant to audit those financial statements. It is not the responsibility of the Committee to duplicate the activities of management or the Independent Accountant or to provide expert or special assurance as to, or otherwise certify, the Company’s financial statements or internal controls, the Independent Accountant’s work or compliance of the financial statements with GAAP. The Committee fulfills its oversight role on the basis of the information it receives from management and the Independent Accountant. Therefore, in carrying out its oversight responsibilities, each member of the Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Committee by such persons or organizations.

VI.	Committee Resources

In discharging its duties and responsibilities, the Committee shall have the authority to study or investigate any matter of concern that the Committee deems appropriate. In this regard, the Committee shall be given full access to the Company’s books and records, facilities and personnel, the internal auditor, the Board, corporate officers and the CEO as may be necessary to carry out the Committee’s responsibilities.

The Committee shall have the authority to retain, without seeking approval of the Board, outside legal, accounting or other advisors, including the authority to approve the fees payable to such advisors and any other terms of retention. Such advisors hired to assist the Committee shall be accountable ultimately to the Committee.

The Committee is authorized to incur costs, which the Company shall pay (i) to compensate the Independent Accountant for the performance of the Company’s audit and permissible non-audit services authorized by the Committee; (ii) to compensate independent counsel and other advisors engaged by the Committee; and (iii) to pay ordinary administrative costs necessary or appropriate in carrying out the Committee’s responsibilities.

The Committee has a responsibility to maintain free and open means of communication among the directors, Independent Accountant, internal auditors and the financial management of the Company.

VII.	Compensation

Compensation shall be provided to members of the Committee for their service as determined by the Board from time to time.

VIII.	Audit Committee for Certain Insurance Subsidiaries

The Committee, in its capacity as audit committee for the holding company of the Company’s insurance subsidiaries, shall have the same duties, responsibilities and authority with respect to the subsidiaries of the Company named below as to the Company itself:

First Professionals Insurance Company, Inc.
Anesthesiologists Professional Assurance Company
Intermed Insurance Company
Interlex Insurance Company

Annex B
FPIC INSURANCE GROUP, INC.

2007 SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN
(effective January 1, 2007)

1.  Purpose. The compensation policies of FPIC Insurance Group, Inc. (the “Company”) are intended to support the Company's overall objective of enhancing shareholder value. In furtherance of this philosophy, the FPIC Insurance Group, Inc. 2007 Senior Executive Annual Incentive Plan (the “Plan”) is intended to motivate and reward executive officers of the Company by providing for annual incentive bonuses if annual pre-established performance goals are achieved. The Plan is also intended to qualify as a performance-based compensation plan under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.  Effective Date. The Plan shall be effective as of January 1, 2007, upon approval of the Plan by the Company’s shareholders.

3.  Plan Administration. The Plan shall be administered by the Compensation Committee (“Committee”) of the Company’s Board of Directors (“Board”), which shall consist of members appointed from time to time by the Board. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code. The Committee shall have full power and authority, subject to the provisions of the Plan and applicable law, to (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (x) shall be within the sole discretion of the Committee, and (y) may be made at any time. All decisions of the Committee concerning the Plan shall be binding on the Company and its subsidiaries and their respective boards of directors, and on all Participants, their legal representatives and beneficiaries and other persons claiming rights under the Plan.

4.  Eligibility. The Company's Chief Executive Officer and each other employee of the Company and its subsidiaries that the Committee determines, in its discretion, is or may be a "covered employee" of the Company within the meaning of Section 162(m) of the Code and the regulations adopted thereunder shall be eligible to participate in the Plan for a given period of twelve months or less (a “Plan Year”). Participation in the Plan by a Participant during a given Plan Year does not entitle continued participation by such Participant in any subsequent Plan Year.

5.  Awards.

(a)  Initial Designations. Prior to or within ninety (90) days after the commencement of each Plan Year, the Committee shall designate the following:

(i)   The persons who will participate (the “Participants”) in the Plan for the Plan Year.

(ii)   The Performance Criteria, as defined herein, which will apply to Awards for the Plan Year.

(iii)   The Performance Goals, as defined herein, to be met in order for Participants to earn Awards for the Plan Year.

(iv)   The payout matrix or formula for such Performance Criteria and Performance Goals.

(b)  Forms of Awards. Awards under this Plan (“Awards”) will be bonus payments in an amount determined in accordance with the applicable payout matrix or formula. Subject to Section 8(f) hereof, Awards shall be paid to the Participants in cash.

(c)  Performance Criteria. The Committee shall use any one or more of the following performance criteria (“Performance Criteria”) to establish Performance Goals:

(i)   Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (“Qualified Awards”) shall be based solely upon one or more of the following: stock price; premiums (whether written, earned or otherwise); revenues; earnings, including operating earnings; shareholders' equity (whether including or excluding intangibles); return on equity; assets; return on assets; capital; return on capital; economic value added; operating margins; cash flow; shareholder return; expenses; combined ratio; expense ratio; loss ratio; underwriting results; debt-to-capital ratio; or market share. Any of the Performance Criteria may be on a per share basis.

(ii)   Awards other than Qualified Awards may be described in any terms that are related to the performance of the individual Participant or the Company or a subsidiary of subsidiaries of the Company, a business unit, division, department or other portion thereof or the function with any of the foregoing performed by the Participant.

The Committee may specify any reasonable definition of the financial or other measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to the following: realized investment gains and losses; extraordinary, unusual or non-recurring items; effects of accounting changes; currency fluctuations; acquisitions; divestitures; financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; and other non-operating items. Performance Criteria may be based on the performance of the Company, a subsidiary or subsidiaries of the Company, a business unit, division, department, or other portion thereof, a product line or products, or any combination of the foregoing or upon a comparison of such performance with the performance of a peer group or other measure selected or defined by the Committee.

(d)  Performance Goals.  For each Plan Year, the Committee shall establish levels of performance (the “Performance Goals”), the outcome of which is substantially uncertain at the time so established, for each of the Performance Criteria designated by the Committee for the Plan Year against which actual performance is to be measured to determine the amount of Awards.

6.  Determination and Payment of Awards.

(a)  Determination of Awards. As soon as practicable after the end of the Plan Year, the Committee will determine the amount of the Award or Awards earned by each Participant, based upon application of the matrix or payout formula specified in Section 5 hereof. The Committee will make payments promptly after determination of the Awards unless payment of an Award has been deferred pursuant to Section 8(f) hereof. With respect to Qualified Awards such Committee determination must include a certification in writing that the Performance Goals and any other material terms of the Award were in fact satisfied; provided, that minutes of the Committee meeting (or any action by written consent) shall satisfy the written certification requirement.

(b)  Limitation on Awards. Notwithstanding anything herein to the contrary, the Awards for a Participant with respect to a Plan Year shall equal no more than 200% of the Participant's base salary in effect on January 1 of the applicable Plan Year.

(c)  Qualified Awards; Shareholder Approval. It is intended that the Plan be administered, interpreted and construed so that Qualified Awards satisfy the applicable requirements for the performance-based compensation exception under Section 162(m) of the Code. Qualified Awards shall be contingent upon approval of the Plan by the Company’s shareholders in accordance with Section 162(m) of the Code and the regulations thereunder.

(d)  Eligibility for Payment of Awards. Subject to Section 8(f) hereof, a Participant will be eligible to receive his or her Award if he or she is employed by the Company or one of its subsidiaries as of the date on which the Award is to be paid. Subject to the terms of any contractual arrangements to the contrary, Participants who leave the employment of the Company and its subsidiaries before, or who otherwise are not employed by the Company or one of its subsidiaries on, the date the Award is to be paid, whether involuntarily or voluntarily, are ineligible to receive payment of the Award; provided, however, that the Committee may, in its sole and complete discretion, determine to pay an Award in the event termination was the result of death, disability, retirement, a reduction in workforce, or other reason.

7.   Termination, Suspension or Modification of the Plan. The Plan may be amended or terminated by the Board or Committee. All amendments to the Plan, including any amendment to terminate the Plan, shall be in writing. An amendment, other than an amendment to terminate the Plan, shall not be effective without the prior approval of the shareholders of the Company if such approval is necessary to continue to qualify Qualified Awards as “qualified performance-based compensation” under Section 162(m) of the Code and the regulations thereunder, Securities and Exchange Commission regulations, the rules of The Nasdaq Stock Market or any other applicable exchange, or any other applicable law or regulations. Unless otherwise expressly provided by the Board or Committee, no amendment to the Plan shall apply to Awards made before the effective date of the amendment. A Participant's rights with respect to any Awards made to him or her may not be abridged by any amendment, modification or termination of the Plan, without his or her individual consent.

   8.  Miscellaneous.

(a)  No Assignments. No Award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability that is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his or her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to an Award shall be void.

(b)  No Right of Employment. Neither the adoption of the Plan nor the determination of eligibility to participate in the Plan nor the granting of an Award shall confer upon any person, including any Participant, any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or the subsidiary to terminate such employment at any time.

(c)  Tax Withholding. The Company shall have the right to withhold the amount of any tax attributable to amounts payable under the Plan.

(d)  Governing Law. The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of Florida.

(e)  Other Plans. Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board, the Company or any subsidiary of the Company to establish any other compensation plan or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any person employed by the Company or any subsidiary of the Company, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined.

(f)  Deferrals of Awards. A Participant may elect to defer payment of his or her cash Award if deferral of an Award is permitted pursuant to the terms of a deferred compensation program of the Company (or a subsidiary) existing at the time the election to defer is made and the Participant complies with the terms of such program.

(g)  Committee Members Not Liable. The Committee shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial, statistical or other data in order to determine whether the Performance Goals have been met. The Committee and its members shall not be liable for any action, inaction or determination made in good faith with respect to the Plan.

The undersigned, Secretary of FPIC Insurance Group, Inc., hereby certifies that the above 2007 Senior Executive Annual Incentive Plan was adopted by the Board of Directors of FPIC Insurance Group, Inc. at a meeting held on December 9, 2006.

/s/ T. Malcolm Graham
T. Malcolm Graham
Secretary